                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant    |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|X|      Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Under Rule 14a-12

                                 Envirogen, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
    |_| No fee required.
    |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

            Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
     (2)    Aggregate number of securities to which transaction applies:

            4,032,985 shares
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            The filing fee of $726 represents 1/50 of 1% of the total amount of cash to be received by our stockholders in the merger proposal to which this Proxy Statement relates.
--------------------------------------------------------------------------------
     (4)    Proposed maximum aggregate value of transaction:
            $3,629,687
--------------------------------------------------------------------------------
     (5)    Total fee paid:
            $726
--------------------------------------------------------------------------------
     |_| Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------
     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date filed:

                                 ENVIROGEN, INC.
                             4100 QUAKERBRIDGE ROAD
                         LAWRENCEVILLE, NEW JERSEY 08648

                                February __, 2003

Dear Stockholder:

         Our board of directors has unanimously approved an agreement and plan of merger, dated as of January 30, 2003, by and among us, Shaw Environmental & Infrastructure, Inc. and Tonic Acquisition Corporation, a wholly-owned subsidiary of Shaw Environmental, and is seeking your approval of the transaction. As a result of the merger, we will become a wholly-owned subsidiary of Shaw Environmental. If the merger is completed, our stockholders will receive $0.90 per share in cash for each share of our common stock that they own, or an aggregate of approximately $3,630,000 in exchange for all of the outstanding shares of our common stock.

         Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, Envirogen and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve sufficiently over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, as described more fully in the section of the attached proxy statement entitled "The Merger--Reasons for and Fairness of the Merger." Our board of directors unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Raymond James & Associates, our financial advisor, has advised our board of directors that the merger consideration is fair, from a financial point of view, to our stockholders. In addition, certain of our directors, executive officers and other stockholders, holding approximately 35% of our outstanding shares of common stock, have entered into an agreement with Shaw Environmental and us to vote in favor of the merger.

         We have scheduled a special meeting of our stockholders to be held on Wednesday, March 19, 2003 at 10:00 a.m., local time, at our corporate headquarters located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648. At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Holders of record of our common stock at the close of business on February 12, 2003, the record date, will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

         Your vote is important. If you do not vote, it will have the same effect as voting against the merger. Even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of our stock will be represented at the special meeting.

         In the materials accompanying this letter, you will find a notice of special meeting, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement provides you with important information about the merger. I encourage you to read the notice and the entire proxy statement carefully.


                                 Sincerely,

                                 /s/ Robert S. Hillas

                                 Chairman, President and Chief Executive Officer

                                 ENVIROGEN, INC.
                             4100 QUAKERBRIDGE ROAD
                         LAWRENCEVILLE, NEW JERSEY 08648

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 19, 2003

To our Stockholders:

         A special meeting of our stockholders will be held on Wednesday, March 19, 2003, commencing at 10:00 a.m., local time, at our corporate headquarters located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648. At the special meeting, our stockholders will be asked to consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of January 30, 2003, by and among us, Shaw Environmental & Infrastructure, Inc. and Tonic Acquisition Corporation, a wholly-owned subsidiary of Shaw Environmental, and the transactions contemplated by the merger agreement, pursuant to which Tonic Acquisition Corporation will be merged with and into us and we will become a wholly-owned subsidiary of Shaw Environmental. A copy of the merger agreement is included as Annex A to the attached proxy statement.

         Only holders of record of our stock at the close of business on February 12, 2003, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, if you do not vote, it will have the same effect as voting against the merger.

         Your vote is important. Whether or not you are able to attend the special meeting, please date, sign and return the accompanying proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of our stock will be represented at the special meeting. If your shares are held in "street name" at a brokerage firm, you must instruct your broker how to vote your shares. Returning your proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person.

         Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, Envirogen and our stockholders and unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement. This recommendation is based on, among other things, the view of our board that our financial performance is not expected to improve sufficiently over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, as described more fully in the section of the attached proxy statement entitled "The Merger--Reasons for and Fairness of the Merger."

         Please do not send in any stock certificates at this time. Upon approval of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

         You have the right to dissent from the merger and obtain payment in cash for the fair value of your shares of common stock under applicable provisions of Delaware law. To perfect your dissenters' rights, you must give written demand for appraisal of your shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. The judicially determined fair value of your shares may be more or less than the price per share to be paid in the merger. In the absence of an equitable exception, a stockholder in an appraisal proceeding will bear its own expenses, including expert witness and attorneys' fees. A copy of the applicable Delaware statutory provisions is included as Annex D to the attached proxy statement and a summary of these provisions can be found under "The Special Meeting--Dissenters' Rights" in the attached proxy statement.

                                By Order of the Board of Directors,

                                /s/ Robert S. Hillas

                                Chairman, President and Chief Executive Officer



Lawrenceville, New Jersey
February __, 2003

                                                                PRELIMINARY COPY


                                 ENVIROGEN, INC.
                                 _______________

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 19, 2003
                                 _______________

         This proxy statement is being furnished to the stockholders of Envirogen, Inc., a Delaware corporation, in connection with the solicitation by its board of directors of proxies to be used at a special meeting of stockholders to be held on Wednesday, March 19, 2003 at 10:00 a.m., local time, at our corporate headquarters located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648 and at any adjournment or postponement of the special meeting.

         At the special meeting, our stockholders will be asked to consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of January 30, 2003, by and among us, Shaw Environmental & Infrastructure, Inc. and Tonic Acquisition Corporation, a wholly-owned subsidiary of Shaw Environmental, and the transactions contemplated by the merger agreement, pursuant to which Tonic Acquisition Corporation will be merged with and into us and we will become a wholly-owned subsidiary of Shaw Environmental. A copy of the merger agreement is attached to this proxy statement as Annex A and is more fully described under "The Merger Agreement" beginning on page 26 of this proxy statement.

         In connection with the merger, each outstanding share of our common stock will be canceled and converted automatically into the right to receive $0.90 in cash (without interest), or an aggregate of approximately $3,630,000 in exchange for all of the outstanding shares of our common stock. As a result of the merger, Shaw Environmental will own all of the outstanding shares of our common stock and our stockholders will no longer have an equity interest in us.

         Only our stockholders at the close of business on February 12, 2003, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Under Delaware law and our certificate of incorporation, approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Certain of our directors, executive officers and other stockholders, holding approximately 35% of our outstanding shares of common stock, have entered into an agreement with Shaw Environmental and us to vote in favor of the merger.

         Each share of our common stock outstanding on February 12, 2003 entitles its holder to one vote on the merger proposal and on any other proposal that properly comes before the special meeting. On February 12, 2003, there were 4,032,985 shares of common stock outstanding and entitled to vote at the special meeting.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement is dated and is first being mailed to our stockholders on or about February __, 2003.

                                TABLE OF CONTENTS

                                                                                                                  Page

SUMMARY TERM SHEET.................................................................................................1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING.....................................................3
THE SPECIAL MEETING................................................................................................6
   General.........................................................................................................6
   Date, Time and Place............................................................................................6
   Matters to be Considered at the Special Meeting.................................................................6
   Record Date; Voting Rights; Votes Required for Approval.........................................................6
   Quorum Requirements; Abstentions and Broker Non-Votes...........................................................6
   Voting of Proxies...............................................................................................7
   Revocation of Proxies...........................................................................................7
   Solicitation of Proxies.........................................................................................7
   Dissenters` Rights..............................................................................................7
THE COMPANIES......................................................................................................10
   Envirogen, Inc..................................................................................................10
   Shaw Environmental & Infrastructure, Inc........................................................................10
   Tonic Acquisition Corporation...................................................................................10
THE MERGER.........................................................................................................11
   The Merger Transaction Generally................................................................................11
   Consideration Offered to Envirogen Stockholders.................................................................11
   Effect of Merger on Shares of Envirogen Common Stock............................................................11
   Effect of Merger on Envirogen Stock Options.....................................................................11
   Exchange of Envirogen Common Stock Certificates.................................................................12
   Recommendation of Envirogen Board of Directors..................................................................12
   Background of the Merger........................................................................................12
   Reasons for and Fairness of the Merger..........................................................................14
   Opinion of Financial Advisor....................................................................................15
   Form of Merger..................................................................................................22
   Risks that Merger Will Not Be Consummated.......................................................................22
   Nasdaq Delisting and Deregistration of Envirogen Common Stock...................................................23
   Interests of Certain Persons in the Merger......................................................................23
   Federal Income Tax Consequences.................................................................................25
   Regulatory Approvals............................................................................................25
   No Financing Contingency........................................................................................25
THE MERGER AGREEMENT...............................................................................................26
   Structure of the Merger.........................................................................................26
   Closing and Effectiveness of the Merger.........................................................................26
   Payment of Merger Consideration; Surrender of Stock Certificates................................................26
   Effect of Merger on Envirogen Stock Options.....................................................................27
   Board Recommendation............................................................................................28
   Representations and Warranties .................................................................................28
   Conduct of Business Before the Merger...........................................................................29
   Agreement Not to Solicit Other Acquisition Proposals............................................................31
   Cooperation; Information........................................................................................32
   Access to Information...........................................................................................33
   Notification of Developments....................................................................................33
   Public Announcements............................................................................................33
   Status of Our Employees; Employee Benefits......................................................................33
   Expenses........................................................................................................34
   Conditions to the Merger........................................................................................34
   Termination of the Merger Agreement.............................................................................35
   Termination Fee; Expenses.......................................................................................36
   Amendment of the Merger Agreement; Extension; Waiver............................................................36
   Indemnification of Directors and Officers.......................................................................37
VOTING AGREEMENT...................................................................................................37
STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDER............................................................39
TRADING HISTORY OF OUR COMMON STOCK................................................................................40
   Market Price Data...............................................................................................40
   Recent Information..............................................................................................40
FORWARD LOOKING STATEMENTS.........................................................................................41
WHERE YOU CAN FIND MORE INFORMATION................................................................................41
OTHER INFORMATION AND STOCKHOLDER PROPOSALS........................................................................41


ANNEXES
-------
Annex A           Agreement and Plan of Merger, dated as of January 30, 2003, by and among Shaw Environmental & Infrastructure, Inc., Tonic
                  Acquisition Corporation and Envirogen, Inc.

Annex B           Voting Agreement, dated as of January 30, 2003, by and among
                  Shaw Environmental & Infrastructure, Inc., Envirogen, Inc., and certain stockholders of Envirogen, Inc.

Annex C           Fairness Opinion, dated January 30, 2003, issued by Raymond
                  James & Associates, Inc.

Annex D           Section 262 of the Delaware General Corporation Law.

                               SUMMARY TERM SHEET

         The following summary briefly describes the material terms of the proposed merger whereby we will become a wholly-owned subsidiary of Shaw Environmental. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement, the merger agreement (a copy of which is included as Annex A to this proxy statement) and the other annexes attached hereto in their entirety before voting. The sections below include references to direct you to more complete descriptions of the matters discussed in this summary.

         If the merger is completed, our stockholders will receive $0.90 in cash (without interest) for each share of our common stock that they own, or an aggregate of approximately $3,630,000 in exchange for all outstanding shares of our common stock. The other most relevant aspects and consequences of the merger are summarized as follows:

          o Our existing stockholders will no longer have any equity interest in us, and all of our common stock will be owned by Shaw Environmental. See "The Merger Agreement--Structure of the Merger" on page 26.

          o Each outstanding share of our common stock will be canceled and converted automatically into the right to receive $0.90 in cash. See "The Merger Agreement--Payment of Merger Consideration; Surrender of Stock Certificates" on page 26.

          o    We will no longer be a public company.

          o Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, Envirogen and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve sufficiently over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, as described more fully under "The Merger--Reasons for and Fairness of the Merger" beginning on page 14. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. See "The Merger--Recommendation of Envirogen Board of Directors" on page 12.

          o Our board of directors has received an opinion from Raymond James & Associates, our financial advisor, to the effect that the merger consideration to be received by our stockholders is fair, from a financial point of view, to our stockholders. See "The Merger--Opinion of Financial Advisor" beginning on page 15.

          o The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Certain of our directors, executive officers and other stockholders holding an aggregate of approximately 35% of our outstanding shares of common stock have agreed with Shaw Environmental and us to vote in favor of the merger. See "The Special Meeting--Record Date; Voting Rights; Votes Required for Approval" on page 6 and "Voting Agreement" beginning on page 37.

          o The merger is subject to several conditions, including the following:

               o our obtaining the affirmative vote of the holders of a majority of the outstanding shares of our common stock
               o our execution of employment agreements with certain of our executive officers and key employees and our termination of our Executive Severance Pay Plan
               o our retention of certain of our key employees and at least 80% of our full-time employees (other than those who retired or were involuntarily terminated)
               o the termination of our Stock Option Plans (and all stock options issued thereunder) and our Deferred Fee Plan for Non-Employee Directors
               o our notification to two banks that we will not guarantee or reimburse such banks for any costs deemed ineligible or otherwise unreimbursed under the Wisconsin Petroleum Environmental Cleanup Fund Act ("PECFA") program with respect to contracts entered into after such notice

               o our having a positive cash balance on the closing date under the merger agreement after payment of all company transaction costs (as defined in the merger agreement) that are not paid by Shaw Environmental
               o our not receiving or being subject to any verdict, judgment, decision or binding arbitral award determining that we are liable for more than $100,000 with respect to PECFA work
               o    our delivery to Shaw Environmental of our audited financial statements at and for the year ended December 31, 2002
                    (together with the unqualified report of our independent public accountants thereon except for any "going concern" qualification that may be required)
               o our delivery of notice of termination of our September 1998 agreement with Envirex, Inc.
               o    our removal and disposal of certain hazardous materials
               o    other customary closing conditions

          If these conditions are not satisfied (or waived by Shaw Environmental), Shaw Environmental will not be required to complete the merger. See "The Merger Agreement--Conditions to the Merger" beginning on page 34.

          o Our stockholders are entitled to appraisal rights under Delaware law. See "The Special Meeting--Dissenters' Rights" beginning on page 7.

          o We currently have outstanding stock options to purchase an aggregate of 766,409 shares of our common stock, all of which will become fully exercisable as a result of the merger. We anticipate that most of those options will not be exercised before closing, however, because the exercise price of over 90% of those options is in excess of the per share consideration payable in the merger. In light of this and in recognition of the optionholders' contributions to our business, our board of directors has authorized us to pay each optionholder a termination fee equal to $0.05 (less any applicable withholding tax) for each share of our common stock that would otherwise be purchasable under all of his or her stock options, regardless of whether the exercise prices of such options are above or below the $0.90 per share merger consideration, in exchange for the termination of all of his or her stock options upon the closing of the merger. The aggregate amount that we expect to pay for the termination of all of our outstanding options is $38,320, which will not reduce the $0.90 per share merger consideration. Our directors and executive officers holding options to purchase an aggregate of 483,257 shares of our common stock have already agreed with us to terminate their options, and we expect the other optionholders also to agree. See "The Merger - Interests of Certain Persons in the Merger" beginning on page 23. If all of our outstanding options are not terminated, Shaw Environmental may seek to terminate the merger agreement.

          o The receipt of the merger consideration by our stockholders will be a taxable transaction. See "The Merger--Federal Income Tax Consequences" on page 25.

          o If we terminate the merger agreement because we have entered into a definitive agreement for a superior proposal (as defined in the merger agreement), or if we materially breach our covenant not to initiate, solicit or actively encourage other proposals to acquire us and Shaw Environmental terminates the merger agreement on account of such breach, Shaw Environmental will then have an option for 15 months after such termination (1) to acquire certain of our technology for remediation of methyl tertiary butyl ether (MTBE) at a purchase price equal to $1,200,000 if the option is exercised within six months of such termination of the merger agreement (and for the remaining nine months of the option, the purchase price would be $1,500,000); and (2) to enter into a supply and services agreement under which Shaw Environmenal can purchase reactors from us and we are to provide certain services to Shaw Environmental regarding the MTBE technology. The option price is subject to reduction to the extent that we are not able to pay the aggregate penal sum on any performance bond that Shaw Environmental may arrange for us. Upon exercise of such option by Shaw Environmental, we will have a royalty free license from Shaw Environmental to use the MTBE technology other than in the MTBE remediation field (as defined in the merger agreement). If Shaw Environmental elects to forfeit its rights under the option after such termination of the merger agreement, we will be required to pay Shaw Environmental a break-up fee of $300,000 in cash. See "The Merger Agreement--Termination Fees; Expenses" beginning on page 36.

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as our stockholder, may have about the merger and the special meeting and answers to those questions. We urge you to read carefully the proxy statement, the merger agreement (a copy of which is included as Annex A to this proxy statement) and the other annexes attached hereto in their entirety because the information provided in these questions and answers is not complete and additional important information is contained in the remainder of this proxy statement, the merger agreement and the other annexes attached hereto.

Q:       What is the purpose of the special meeting?

A: The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, pursuant to which Tonic Acquisition Corporation will be merged with and into us and we will become a wholly-owned subsidiary of Shaw Environmental. Only our stockholders as of the close of business on February 12, 2003, the record date, will be entitled to vote at the special meeting.

Q:       When and where is the special meeting?

A: We will hold a special meeting of our stockholders on March 19, 2003, commencing at 10:00 a.m., local time, at our corporate headquarters located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648.

Q:       Who is Shaw Environmental?

A: Shaw Environmental is a wholly-owned subsidiary of The Shaw Group Inc. (NYSE:SGR), a leading global provider of comprehensive services to the power, process, and environmental and infrastructure industries. Shaw Environmental is a leader in the environmental, infrastructure and homeland defense markets providing consulting, engineering, construction, remediation and facilities management services to governmental and commercial customers.

Q:       Why are we proposing the merger?

A: We are proposing the merger because our board of directors believes that the merger is a more desirable alternative than continuing to operate as a public company with limited resources. For more information, see "The Merger--Reasons for and Fairness of the Merger" beginning on page 14.

Q:       Do we support the merger?

A: Yes. Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve sufficiently over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, as described more fully beginning on page 14 under "The Merger--Reasons for and Fairness of the Merger."

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

         In making this determination, our board of directors considered many factors, including the opinion of our financial advisor, Raymond James & Associates, that the merger consideration to be received by our stockholders is fair, from a financial point of view, to our stockholders. See "The Merger -- Opinion of Financial Advisor" beginning on page 15.

Q: What percentage vote of stockholders is required to approve the merger proposal?

A: The merger proposal must be approved by the affirmative vote of the holders of a majority of our 4,032,985 outstanding shares of common stock. Certain of our directors, executive officers and other stockholders, holding approximately 35% of our outstanding shares of common stock, have entered into an agreement with Shaw Environmental and us to vote in favor of the merger. See "The Special Meeting--Record Date; Voting Rights; Votes Required for Approval" on page 6 and "Voting Agreement" beginning on page 37.

Q:       What will the stockholders receive when the merger is completed?

A: If the merger is completed, our stockholders will receive $0.90 per share in cash (less any applicable withholding tax) for each share of our common stock that they own, or an aggregate of approximately $3,630,000 in exchange for all outstanding shares of our common stock.

Q: When will the stockholders receive the merger consideration for their shares?

A: After the merger is completed, you will receive written instructions from the payment agent, including a letter of transmittal, that explain how to exchange your shares for the cash paid in the merger. When you complete and return the required documentation with your shares, you will promptly receive from the payment agent a payment of the merger consideration for your shares.

Q: Will our directors and executive officers receive anything different in the merger?

A: Yes. In addition to the receipt of the merger consideration in exchange for any of our shares owned by our directors and executive officers, certain of such individuals will receive immediately before the closing of the merger agreement cash payments in connection with the termination of their outstanding stock options and the termination of our Deferred Fee Plan for Non-Employee Directors. Such payments will not reduce the $0.90 per share merger consideration. Certain of our executive officers and key employees are also expected to enter into employment and other agreements with us. See "The Merger--Interests of Certain Persons in the Merger" beginning on page 23 and "Stock Ownership of Management and Principal Stockholder" on page 39.

Q:       How do I vote my shares?

A: After carefully reading and considering the information contained in this proxy statement, you should fill out, sign, date and mail your completed, signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

         If you intend to vote to approve the merger proposal, you should mark the box on the proxy card to indicate that you vote "FOR" the merger agreement. You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q: What happens if I do not send in my proxy card or if I abstain from voting?

A: If you do not send in your proxy card or do not instruct your broker to vote your shares "FOR" the merger proposal, or if you abstain from voting, it will have the same effect as a vote against the merger proposal.

Q:       May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote by sending in a later-dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:       Should I send my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:       What are the tax consequences of the merger?

A: The merger will be a taxable transaction to you for federal income tax purposes. See "The Merger--Federal Income Tax Consequences" on page 25. You should consult your tax advisor as to the tax effects of the merger in your particular circumstances.

Q:       What rights do I have to dissent from the merger?

A: If you wish, you may dissent from the merger and seek a judicial determination of the fair value of your shares, but only if you comply with all requirements of Delaware law, which are set forth in Annex D and are described more fully beginning on page 7 under "The Special Meeting--Dissenters' Rights." The judicially determined fair value of your shares may be more or less than the price per share to be paid in the merger.

Q:       How long will it take to complete the merger?

A: If approved at the special meeting and subject to the fulfillment or waiver of certain conditions contained in the merger agreement, we expect to complete the merger promptly after the special meeting.

Q:       Whom should I contact if I have more questions about the merger?

A: If you have questions or would like additional copies of this proxy statement, you should contact Mark J. Maten, our Chief Financial Officer, at (609) 936-9300, ext. 151. See "Where You Can Find More Information" on page 41.

                               THE SPECIAL MEETING

General

         This proxy statement is furnished in connection with the solicitation of proxies from our stockholders by our board of directors for use at a special meeting of our stockholders and any adjournment or postponement of the special meeting. This proxy statement and the accompanying form of proxy were first mailed to you on or about February __, 2003.

Date, Time and Place

         The special meeting will be held on March 19, 2003, commencing at 10:00 a.m., local time, at our corporate headquarters located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648.

Matters to be Considered at the Special Meeting

         The purpose of the special meeting is to consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of January 30, 2003, by and among us, Shaw Environmental & Infrastructure, Inc. and Tonic Acquisition Corporation, a wholly-owned subsidiary of Shaw Environmental, and the transactions contemplated by the merger agreement, pursuant to which Tonic Acquisition Corporation will be merged with and into us. As a result of the merger, Shaw Environmental will own all of the outstanding shares of our common stock and our stockholders will no longer have an equity interest in us.

         Pursuant to the merger agreement, each outstanding share of our common stock will be canceled and converted automatically into the right to receive $0.90 in cash without interest.

         Our stockholders may also be asked to consider any other business that properly comes before the special meeting. Each copy of the proxy statement mailed to our stockholders is accompanied by a proxy card for use at the special meeting.

Record Date; Voting Rights; Votes Required for Approval

         Record Date For Voting. The close of business on February 12, 2003 is the record date for determining holders of shares of our stock entitled to notice of and to vote at the special meeting and at any adjournments or postponements of the special meeting.

         Voting Rights. Each share of our common stock outstanding on the record date entitles its holder to one vote on the merger proposal and on any other proposal that properly comes before the special meeting. On February 12, 2003, there were 4,032,985 shares of common stock outstanding and entitled to vote at the special meeting.

         Votes Required for Approval. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Certain of our directors, executive officers and other stockholders have entered into a voting agreement with Shaw Environmental and us pursuant to which they have committed to vote all shares of our outstanding common stock beneficially owned by them in favor of the merger proposal. Collectively, these stockholders beneficially own an aggregate of 1,409,508 shares of our outstanding common stock, representing approximately 35% of our outstanding shares of common stock. A copy of the voting agreement is attached to this proxy statement as Annex B.

Quorum Requirement; Abstentions and Broker Non-Votes

         Quorum Requirement. The presence, in person or by proxy, of shares of our stock representing a majority of the total voting power of the shares entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

         Abstentions and Broker Non-Votes. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on the merger because the broker has not received specific instructions from the customer) will be counted for purposes of determining whether a quorum is present to transact business at the special meeting. However, such abstentions and broker non-votes will not be counted as "cast" for purposes of determining whether the merger has been approved and, therefore, will have the same effect as a vote against the merger. Accordingly, our board of directors urges each stockholder to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

Voting of Proxies

         Your vote is important. A form of proxy card for your use at the special meeting accompanies this proxy statement. You may use the proxy card that came with this proxy statement if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. All properly executed proxies that are received before or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" approval of the merger proposal in accordance with the recommendation of our board of directors. In that event, you will not have the right to dissent from the merger and exercise your dissenters' rights under Delaware law.

         There are no matters other than voting on the merger agreement that are scheduled to be brought before the special meeting. If any other business is properly brought before the special meeting, the persons named as proxies in the enclosed proxy card will vote the shares represented by proxies as determined in their discretion. If the special meeting is adjourned for any reason before the approval of the merger, then the approval of the merger agreement may be considered and voted on by stockholders at any subsequently reconvened meeting.

         You should not send any share certificates with your proxy card. If we complete the merger, you will be sent further information regarding the procedure for the exchange of certificates representing your common stock.

Revocation of Proxies

         If you are a record holder of our common stock and you have given a proxy pursuant to this solicitation, you may still revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to us a written statement revoking it or by delivering a duly executed proxy bearing a later date. Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions. If you vote in favor of the merger proposal, you will not have the right to dissent and seek judicial determination of the fair value of your shares in accordance with Delaware law. If you do not send in your proxy card or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger. Our stockholders should address any written notice of revocation and other communications about the revocation of proxies to Envirogen, Inc., 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, Attention: President.

Solicitation of Proxies

         This solicitation of proxies is made on behalf of our board of directors. We will pay all of the costs of soliciting the proxies and the cost of filing this proxy statement with the SEC. We and Shaw Environmental will each pay one-half of the cost of printing and mailing this proxy statement. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services, but who may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Solicitations of proxies may be made personally or by mail, telephone, facsimile or messenger. Moreover, we may pay persons holding shares of our common stock in their names or in the names of nominees, but not owning the shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.

Dissenters' Rights

         Pursuant to section 262 of the Delaware General Corporation Law, a stockholder who desires to object to the merger and to receive the fair value of his or her shares of our stock in cash by following the procedure described below may do so by complying with the provisions of Delaware law pertaining to the exercise of dissenters' rights. Only those stockholders entitled to vote on the merger are entitled to dissent and receive the fair value of their shares. As more fully discussed in the section entitled "The Special Meeting--Record Date; Voting Rights; Votes Required for Approval," all of the holders of our capital stock are entitled to vote on the merger and all of the holders may dissent and receive the fair value of their shares. The following is a summary of the provisions of Delaware law and it is qualified in its entirety by reference to Delaware law. A copy of the relevant provisions of Delaware law is attached to this proxy statement as Annex D.

         A written demand for appraisal of your shares must be delivered by you to us before the vote on the merger is taken. Your written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the merger. Voting against approval and adoption of the merger, abstaining from voting or failing to vote with respect to approval and adoption of the merger will not constitute a demand for appraisal within the meaning of section 262.

         If you elect to exercise your appraisal rights under section 262, you must not vote for approval and adoption of the merger. A vote against approval and adoption of the merger is not required in order for you to exercise your appraisal rights. However, if you return a signed proxy but do not specify a vote against approval and adoption of the merger or a direction to abstain, the proxy, if not revoked, will be voted for approval and adoption of the merger, which will have the effect of waiving your appraisal rights.

         A demand for appraisal will be sufficient if it reasonably informs us of your identity and that you intend to demand appraisal. If your shares of our capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If your shares of our capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

         If you elect to exercise your appraisal rights, you should mail or deliver your written demand to us at our corporate headquarters located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, Attention: President, or deliver your demand to us at the special meeting. The demand should specify your name and mailing address and the number of shares of our capital stock owned by you. It is your responsibility to ensure that your written demand exercising your appraisal rights is received by us before the vote is taken at the special meeting.

         Within ten days after the effective time of the merger, we must provide notice to all our stockholders who have complied with section 262(d), summarized above, and have not voted for approval of the merger.

         Within 120 days after the effective time of the merger, any of our stockholders who have complied with the provisions of sections 262(a) and (d), summarized above, are entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our capital stock not voted in favor of approval and adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request for it has been received by us or within ten days after expiration of the time for delivery of demands for appraisal under section 262(d), whichever is later.

         Within 120 days after the effective time of the merger, either we or any holder of our capital stock who has complied with the required conditions of sections 262(a) and (d) and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of such holder's shares of our capital stock. If a petition for an appraisal is timely filed, at a hearing on such petition, the court will determine which of our stockholders are entitled to appraisal rights and will appraise the shares of our capital stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

         In determining fair value, the court is to take into account all relevant factors. In a 1983 decision, the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company . . . ." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

         If you are considering seeking appraisal, you should be aware that the fair value of your shares determined under section 262 could be more than, the same as or less than the value of the consideration you would receive under the merger if you did not seek appraisal of your shares.

         Both fairness opinions and appraisal proceedings review many different aspects of a company's financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be, but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a "control premium" in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial finding of fair value attempts to ensure that each dissenting stockholder receives the substantial equivalent of his proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

         The cost of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged against the value of their shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

         Any of our stockholders who have duly demanded appraisal in compliance with section 262 will not, after the effective time of the merger, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions, if any, on such shares payable to our stockholders of record as of a date prior to the effective time. Unless any of our stockholders revoke the exercise of their appraisal rights as described below, stockholders who demand appraisal rights will not be entitled to any payment for their shares under the merger agreement.

         At any time within 60 days after the effective time of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms of the merger. After this period, you may withdraw your demand for appraisal only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, your rights to appraisal will cease. As we have no obligation to file such a petition, if you desire to file such a petition, you are advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

         The provisions of section 262 are technical in nature and complex. If you desire to exercise your appraisal rights and obtain appraisal of the fair value of your shares of our capital stock, you should consult legal counsel, since failure to comply strictly with the provisions of section 262 may defeat your appraisal rights.

                                  THE COMPANIES

Envirogen, Inc.

         Envirogen is organized primarily on the basis of products and services being broken down into commercial operations and research and development services. Our commercial operations segment is comprised of a number of business units in various locations which offer similar products and services to address the hazardous waste clean-up and treatment needs of a variety of customers throughout the United States. We offer products and services to provide our customers with solutions across all types of matter (soil, water and air). Many of our system and service offerings rely on advanced biological techniques that we have developed or refined. Our approach is to utilize the appropriate technology to provide our clients with the most efficient, safe and cost-effective solutions to hazardous waste cleanup and treatment needs. Our developmental efforts have focused on identifying and developing innovative techniques to address pollution problems through the isolation of naturally occurring organisms, enhancement of their performance and the design of advanced systems to optimize their activity for the biodegradation of various compounds in soil, water and air. While our activities are principally commercial remediation and waste treatment, a portion of our activities are related to research funded by corporate and governmental sponsors to determine when advanced biological treatment systems are appropriate to treat hazardous or noxious waste. We are a Delaware corporation founded in 1988. Our address is 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, and our telephone number is (609) 936-9300.


Shaw Environmental & Infrastructure, Inc.

         Shaw Environmental & Infrastructure, Inc. is a wholly-owned subsidiary of The Shaw Group Inc. (NYSE:SGR), a leading global provider of comprehensive services to the power, process, and environmental and infrastructure industries. Shaw Environmental is a leader in the environmental, infrastructure and homeland defense markets providing consulting, engineering, construction, remediation and facilities management services to governmental and commercial customers. Shaw Environmental is headquartered in Baton Rouge, Louisiana, with offices and operations in North America and Canada, and employs approximately 6,200 people.

         Under the terms of the merger agreement, following the merger of Tonic Acquisition Corporation with and into us, Shaw Environmental will own all of our common stock. Shaw Environmental's address is 4171 Essen Lane, Baton Rouge, Louisiana 70809, and its telephone number is (225) 932-2500.

Tonic Acquisition Corporation

         Tonic Acquisition Corporation, or Tonic Acquisition, is a Delaware corporation and a wholly-owned subsidiary of Shaw Environmental that was formed in January 2003 solely to effect the merger. Under the terms of the merger agreement, Tonic Acquisition will merge with and into us, and it will then cease to exist. Tonic Acquisition has the same address and telephone number as Shaw Environmental.

                                   THE MERGER

The Merger Transaction Generally

          Under the terms of the merger agreement:

          o Tonic Acquisition will merge with and into us, and it will then cease to exist;

          o    we will be the surviving corporation of the merger;

          o each outstanding share of common stock of Tonic Acquisition will be converted into one share of common stock of the surviving corporation and will be the only outstanding shares of Envirogen common stock;

          o    Shaw Environmental will own all of our common stock;

          o our certificate of incorporation will be the certificate of incorporation of the surviving corporation, except that the certificate of incorporation will be amended to provide that the surviving corporation will have the authority to issue an aggregate of 1,000 shares of common stock;

          o the bylaws of Tonic Acquisition will be the bylaws of the surviving corporation;

          o the directors of Tonic Acquisition will be the directors of the surviving corporation; and

          o our officers will be the officers of the surviving corporation, except that T.A. Barfield, Jr. shall be the Chief Executive Officer of the surviving corporation and Robert S. Hillas shall be the President of the surviving corporation.

Consideration Offered to Envirogen Stockholders

         If the merger is completed, our stockholders will receive $0.90 per share in cash (without interest), or an aggregate of approximately $3,630,000 in exchange for all outstanding shares of our common stock. Under some circumstances, this amount could be reduced by stock transfer and withholding taxes applicable to you.

Effect of Merger on Shares of Envirogen Common Stock

         Upon consummation of the merger, each share of our common stock will be automatically cancelled and retired and cease to exist, and our common stock will no longer be publicly traded and will no longer be registered pursuant to the Securities Exchange Act of 1934, as amended.

Effect of Merger on Envirogen Stock Options

         Over 90% of our outstanding stock options have an exercise price in excess of the $0.90 per share merger consideration to be paid by Shaw Environmental. Thus, upon completion of the merger, any of our stock options that remain outstanding will effectively have no value. In recognition of the contribution to Envirogen made by the optionholders and to allow them to realize an economic benefit in connection with the merger, our Board of Directors has authorized us to pay each optionholder an option termination fee equal to $0.05 (less any applicable withholding tax) for each share of our common stock that would otherwise be purchasable under all of his or her stock options (including the portion of such stock options that has not yet vested), regardless of whether the exercise prices of such options are above or below the $0.90 per share merger consideration, in exchange for the termination of all of his or her stock options upon the closing of the merger. The aggregate amount that we expect to pay for the termination of all of our outstanding options is $38,320, which will not reduce the $0.90 per share merger consideration. Our directors and executive officers holding options to purchase an aggregate of 483,257 shares of our common stock have already agreed with us to terminate their options, and we expect the other optionholders also to agree. See "Interests of Certain Persons in the Merger" in this section below. If all of our outstanding options are not terminated, Shaw Environmental may seek to terminate the merger agreement.

Exchange of Envirogen Common Stock Certificates

         As soon as practicable after the merger, cash in an amount equal to the aggregate merger consideration of approximately $3,630,000 will be deposited with American Stock Transfer & Trust Company as the payment agent for the merger. The payment agent will mail you a letter of transmittal and instructions that you must follow to properly surrender your stock certificates. Upon the surrender of your stock certificates and the validly executed letter of transmittal to the payment agent pursuant to the instructions set forth in the letter of transmittal, you will be entitled to receive $0.90 per share in cash for each share of our common stock represented by your stock certificates. Until surrendered, each Envirogen stock certificate will, after the merger, represent only the right to receive upon surrender the cash payment of $0.90 per share for each share of our common stock represented by the stock certificate. No interest will be paid or will accrue on any cash payable as merger consideration. We may require the owner of any lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond in the amount Envirogen or Shaw Environmental may reasonably direct as indemnity against any claim that may be made against the payment agent, Envirogen or Shaw Environmental with respect to the lost stock certificate.

Recommendation of Envirogen Board of Directors

         At its meeting on January 30, 2003, our board of directors unanimously approved the merger agreement. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. See "Reasons for and Fairness of the Merger" in this section below.

Background of the Merger

         In June 2002, our management approached a potential acquiror (code-named "Acme") with the proposition that Acme's acquisition of Envirogen made economic and strategic sense to Acme. In approaching Acme, Envirogen was faced with the almost certain prospect that external capital would be needed in the near term to build its business. Our cash balances had been decreasing since the end of 1999 and were shrinking at an increasing rate in the first half of 2002. The cash situation placed a strain on normal business operations and increasingly made securing contracts from customers more difficult. Furthermore, while we had reduced our losses in 2001 in comparison to 2000, renewed reluctance on the part of customers to commit to capital expenditures had caused an increase in losses in 2002. Our management also concluded that we needed greater distribution resources to maximize the penetration of the markets for which our technologies are appropriate.

         After telephone conversations and e-mail exchanges in June and July, a visit to our headquarters by Acme management was arranged for August 6. During this same period, we were awarded a large contract that was later placed on hold. This contract would have provided significant revenue and would have reduced our loss in the second half of 2002. The contract was ultimately cancelled, raising new concerns about our profitability and cash flow for the balance of 2002 and into 2003. Our management apprised our board of directors of the early stage discussions at the regularly scheduled meeting of our board of directors on July 31.

         As a result of the Acme visit on August 6, a follow-up telephone call was scheduled for August 8. In the phone call on August 8, Acme management expressed a high degree of interest in a portion of Envirogen businesses and the need for further discussion with respect to the balance. On August 28 another meeting between Envirogen and Acme management was held to explore the potential fit between the companies.

         On September 10 Acme provided general valuation guidance of Envirogen of $5 to $ 6 million subject to due diligence, which Acme expected to require four to six weeks to complete. Acme brought a team of reviewers to meet with our management on September 17th. On September 24, we retained Raymond James & Associates to act as our financial advisor in helping us review our strategic alternatives, assist in evaluating any potential forthcoming offers from Acme and to assist in determining interest from other potential acquirors.

         Raymond James with the assistance of our management, prepared materials describing our lines of business and past and projected financial performance. Raymond James and our management compiled a list of potential acquirors and proceeded to make selected contacts to ascertain potential acquisition interest on the part of other parties. During the balance of September and throughout October, November and early December, Raymond James, with the assistance of our management, contacted over 20 parties. A total of eight parties expressed interest in signing a confidentiality agreement and receiving descriptive materials about Envirogen.

         Raymond James conducted follow up discussions with various interested parties throughout November and December. As these discussions progressed, Shaw Environmental emerged as the only party, other than Acme, showing serious interest in a potential transaction. Other parties declined to pursue a transaction for various reasons including but not limited to (1) lack of a compelling strategic fit, (2) lack of confidence in our business based on recent reported performance and (3) lack of strategic interest in the entirety of our business.

         In the course of these discussions, Raymond James and our management also considered the possibility of dividing the Company into two parts and revisiting certain parties on the basis of acquiring only one or the other portion of the Company. There was only limited interest by any parties in this approach, and the conclusion of Raymond James and management was that the potential increased valuation, if any, that might be achieved by this approach did not justify the extra expense and execution risks of multiple transactions.

         Discussions continued between Envirogen and Acme in September and October, and another Acme manager visited Envirogen for further due diligence on October 23. On October 25, our management and Raymond James discussed with our board of directors at its regularly scheduled meeting the current status of the strategic alternative review process. While Raymond James was in the early stages of its work, it informed our board of directors that it was not seeing evidence of strong interest for an acquisition of Envirogen. On October 30, we stated in our press release for our third quarter results that we were reviewing strategic alternatives in light of customer delays in executing projects.

         Discussions with Acme continued in November, and Acme management stated it planned to seek approval for a $4 million purchase price. On November 26, Acme management stated that it was not prepared to offer $4 million to acquire Envirogen because it was most interested in only a portion of the business and believed additional cash investment would be required by our business. However, Acme indicated a willingness to discuss the situation further.

         On December 3, management from Shaw Environmental visited Envirogen. A follow-up visit occurred on December 5 to conduct initial due diligence. On December 16, we informed Acme that another party had indicated that an offer would be forthcoming. On December 18, at the regularly scheduled meeting of our board of directors, our management and Raymond James discussed with our board of directors the current status of the discussions with Acme and Shaw and the strategic review process in general.

         Through voice messages from December 20 to December 24, Acme indicated that it was willing to make an offer for all of Envirogen, but not for as much as $4 million. We responded that we needed a written offer and that $1.00 per share was an important target to reach.

         On December 23, we received from Shaw Environmental a letter detailing its preliminary non-binding indication of interest. From January 7 through January 16, Shaw Environmental and its representatives conducted extensive due diligence at Envirogen, which significantly exceeded the level of due diligence that Acme had conducted. While Raymond James and management continued to exchange calls with Acme and continued to believe that Acme had a serious interest in Envirogen, Acme's failure to provide a compelling financial proposal and their failure to conclude a detailed due diligence process led Raymond James and management to conclude that Shaw Environmental was the most likely party with which we could expect to conclude a transaction.

         On January 21, Shaw Environmental contacted us and proposed a detailed schedule for completing negotiations and signing a definitive merger agreement, and Shaw Environmental delivered the initial draft of the merger agreement to us on January 22.

         From January 23 through January 30, our management team, with support and advice from representatives of Drinker Biddle & Reath LLP, our outside counsel, and Raymond James, negotiated the terms and conditions of the merger agreement with Shaw Environmental and its counsel.

         On January 29, our board of directors held a telephonic meeting to discuss the proposed transaction. At the meeting, our management informed our board about the details of the proposed transaction and the status of the negotiations with Shaw Environmental, and reviewed for our board the terms of the drafts of the merger agreement and the voting agreement that had been distributed to the directors in advance of the meeting. Our management advised our board that Shaw Environmental would require us to deliver to Envirex by January 30 a notice of termination of our September 1998 agreement with Envirex as a condition to the closing of the merger. Representatives of Raymond James then made a formal presentation to our board concerning their analysis of the transaction and the preliminary results of their analysis in support of a fairness opinion, from a financial point of view, of the consideration proposed to be paid to our stockholders. Our management advised our board that they expected to complete negotiations on the terms and conditions of the merger agreement on January 30.

         In the afternoon on January 30, our board of directors held a telephonic meeting to vote on the proposed transaction with Shaw Environmental. Our management summarized for our board the developments in negotiations and related changes to the merger agreement since the January 29 meeting of the board. Representatives of Raymond James then delivered their fairness opinion and stated that, in the opinion of Raymond James, the merger consideration is fair, from a financial point of view, to our stockholders. Our board of directors then unanimously approved the transaction and directed that our president and chief executive officer execute the merger agreement on our behalf and deliver a notice of termination to Envirex to terminate our September 1998 agreement with Envirex.

Reasons for and Fairness of the Merger

Factors Considered by Our Directors

         In light of the view of our board that our financial performance is not expected to improve sufficiently over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, our board has determined that the merger is fair to, and in the best interests of, Envirogen and its stockholders. In making this determination and in approving the merger agreement, our board believes that the factors described below operate both individually and in combination to support their determination that the merger is fair to, and in the best interests of, Envirogen and its stockholders.

          o Our decreasing cash balances and our need for external capital and greater distribution resources;

          o The fact that the amount of $.90 per share to be paid in the merger represents a premium of $0.15, or 20%, over the $0.75 closing sale price per share on the Nasdaq SmallCap Market on January 29, 2003, the last trading day before signing the merger agreement;

          o The trading price range of Envirogen common stock over the past two years;

          o The relatively low volumes at which our common stock has traded in recent periods; in particular, the fact that between during the 13-month period ending January 30, 2003 (the trading day immediately preceding the announcement of the signing of the merger agreement), there was no trading activity in our common stock on 120 separate days and the daily trading volume of our common stock exceeded 10,000 shares on only 12 occasions; due to the small trading volume of our common stock, it is reasonable to assume that any effort by a stockholder to dispose of a significant number of shares could adversely affect the market price of our common stock; and the absence of interest in Envirogen by equity research analysts in light of our low trading volume, small market capitalization and recent delisting from the Nasdaq SmallCap Market (as more fully described under "Recent Nasdaq Delisting" in this section below);

          o The opinion of Raymond James that, as of the date of its opinion, the total merger consideration is fair, from a financial point of view, to our stockholders. The full text of such opinion, which sets forth the assumptions made, the matters considered and limitations on the review undertaken by Raymond James, is attached as Annex C to this proxy statement;

          o The delisting of our common stock from the Nasdaq SmallCap Market, which could adversely affect the market liquidity and price of our common stock (as more fully described under "Recent Nasdaq Delisting" in this section below); and

          o    The terms and conditions of the merger agreement, including:

          o    the amount and form of consideration;

          o the provisions permitting our board of directors under some circumstances to furnish information to, and negotiate with, a third party making an unsolicited bona fide acquisition proposal; and

          o the provisions permitting our board of directors to terminate the merger agreement in order to accept a superior acquisition proposal from a third party, in which event Shaw Environmental would have an irrevocable option (1) to acquire certain of our technology for remediation of methyl tertiary butyl ether (MTBE) at a $300,000 discount from the agreed fair market value of such technology (but such discount would apply only if Shaw exercises the option within six months of such termination of the merger agreement) and (2) to enter into a supply and services agreement under which Shaw Environmental can purchase reactors from Envirogen and receive marketing and certain other services from us concerning the MTBE technology that Shaw acquired from us; if Shaw elects to forfeit its rights under the option, we will be required to pay Shaw Environmental a break-up fee of $300,000, in cash; these arrangements would not, in the view of our board of directors, preclude the possibility of an acquisition proposal from a third party, although they might deter some potential acquisition proposals and/or reduce the price per share of our common stock that a third party might be willing to pay.

         This summary of the information and factors discussed by our board of directors is not meant to be exhaustive, but includes all material factors considered by our board of directors. Our board of directors did not assign relative weights to the factors listed above or determine that any factor was of particular importance. Rather, our board of directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

Recent Nasdaq Delisting

         On July 31, 2002, we received a notice from Nasdaq stating that our common stock had failed to maintain a minimum bid price of $1.00 per share for 30 consecutive days, which is a continuing listing requirement for the Nasdaq SmallCap Market, and that our common stock would be delisted unless we satisfied the minimum bid price requirement for at least ten consecutive trading days at any time before January 27, 2003. Our bid price did not reach $1.00 between July 31, 2002 and January 27, 2003. Accordingly, on January 29, 2003, we received a letter from Nasdaq advising that our common stock would be delisted from the Nasdaq SmallCap Market on February 7, 2003. On February 7, 2003, our common stock was delisted from the Nasdaq SmallCap Market and became eligible for trading on the OTC Bulletin Board and in the over-the-counter market in what is commonly referred to as the "pink sheets." These alternatives are generally considered to be less efficient markets, and investors may find it more difficult to dispose of, or to obtain accurate quotations as to, the market price of our common stock. In addition, our stock price, as well as the liquidity of our common stock, may be adversely impacted. The delisting of our common stock may have a material adverse effect on the ability of our stockholders to sell their shares, and may also make it more difficult for us to raise additional financing.

Opinion of Financial Advisor

         Our board of directors retained Raymond James & Associates, Inc. ("Raymond James") to act as its financial advisor in connection with its evaluation of strategic alternatives. Raymond James was retained by our board of directors based on its expertise and its experience in the environmental services industry. Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.

         On January 30, 2003, Raymond James delivered its oral presentation and written opinion to our board of directors to the effect that, based upon and subject to the factors and assumptions set forth in its opinion, and as of that date, the consideration to be paid by Shaw Environmental was fair, from a financial point of view, to our stockholders.

         The full text of the Raymond James opinion is attached as Annex C to this proxy statement and we incorporate it by reference in this proxy statement. The full text of the Raymond James opinion sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken, among other things. The Raymond James opinion was based on economic, market and other conditions as in effect on, and the information available to it as of, January 30, 2003, the date of the opinion. No limitations were imposed by Envirogen on the scope of Raymond James's investigation or the procedures to be followed by Raymond James in rendering its opinion. We urge you to read the Raymond James opinion carefully and in its entirety.

         Directed to our board of directors, the Raymond James opinion addresses only the fairness to the holders of our common stock, from a financial point of view, of the consideration to be paid by Shaw Environmental for our common stock pursuant to the merger agreement. Raymond James delivered the opinion to our board of directors as part of the total mix of information our board of directors considered in determining whether to approve the merger agreement. Raymond James was not requested to opine as to, and its opinion does not address, anything other than the fairness, from a financial point of view, of the merger consideration to be received by our stockholders pursuant to the merger agreement. The Raymond James opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote.

         In connection with their review of the proposed merger and the preparation of their opinion, Raymond James, among other things:

          o reviewed the financial terms and conditions as stated in the merger agreement;

          o reviewed the audited consolidated financial statements of Envirogen as of and for the years ended December 31, 2000 and 2001, and the unaudited consolidated financial statements of Envirogen as of and for the year ended December 31, 2002;

          o reviewed Envirogen's Annual Report filed on Form 10-K for the year ended December 31, 2001, and the Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

          o reviewed other Envirogen financial and operating information provided by Envirogen, including Envirogen's projections for calendar years 2003 through 2006;

          o reviewed certain other publicly available information on Envirogen;

          o discussed with members of our senior management certain information relating to the aforementioned items, including certain performance assumptions for the calendar years 2003 through 2006, and various other matters which they deemed relevant to the opinion;

          o reviewed certain publicly available information regarding companies deemed comparable to Envirogen and regarding actual and proposed business combinations involving companies deemed comparable to Envirogen and the prospects, including valuations, for such companies; and

          o reviewed certain other information deemed by Raymond James to be relevant for purposes of the opinion.

         In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including without limitation a review of (i) historical and projected revenues, operating results and capitalization of Envirogen and certain other publicly held companies in businesses it believed to be comparable to Envirogen; (ii) the current and projected financial position and results of operations of Envirogen; and (iii) the general condition of the securities markets.

         As described in its opinion, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Envirogen or any other party and did not attempt to verify independently any such information. In addition, Raymond James did not make or rely upon any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Envirogen in preparing and delivering its opinion. Raymond James assumed that the financial forecasts, estimates, projections and other information with respect to Envirogen examined by Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Envirogen, and Raymond James relied upon each party to advise it promptly if any such information previously provided to or discussed with Raymond James had become inaccurate or had been required to be updated during the period of its review. In addition, Raymond James assumed that the transaction will be consummated substantially in accordance with the terms set forth in the merger agreement.

                            Fairness Opinion Analyses

         The following is a summary of the analyses performed by Raymond James in connection with the preparation of the fairness opinion. This summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement as Annex C, and we urge you to read it in its entirety. Raymond James' opinion regarding the fairness of the merger was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole.

Analysis of Publicly-Traded Comparable Companies

         Raymond James analyzed selected historical financial, operating, and stock market data of Envirogen and other publicly-traded companies that Raymond James deemed to be comparable to Envirogen. The ten companies deemed by Raymond James to be reasonably comparable to Envirogen in terms of services offered, markets served, and business prospects were:

                o    Versar, Inc.
                o    Ecology & Environment, Inc.
                o    The Keith Companies
                o    TRC Companies, Inc.
                o    Michael Baker Corporation
                o    Arcadis N.V.
                o    Tetra Tech, Inc.
                o    URS Corporation
                o    The Shaw Group, Inc.
                o    Washington Group International

         Raymond James examined certain publicly available financial data of the ten publicly-traded comparable companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to TTM (trailing-twelve-month) revenue and to TTM earnings before interest, taxes, depreciation, and amortization (EBITDA). In addition, Raymond James examined the ratio of equity value to the 2002 (TTM) and management's projected 2003 net incomes for each of the comparable companies, and examined the ratio of equity value to equity book value (i.e., price-to-book value ratio). The following table summarizes the results of this analysis.


                       COMPARABLE COMPANY ANALYSIS SUMMARY

                                                      MARKET MULTIPLES
                                         ---------------------------------------
                                            RANGE          MEAN           MEDIAN
                                         -----------      ------          ------
Total Enterprise Value/TTM Revenue       0.1 - 0.8 x      0.4 x           0.3 x
Total Enterprise Value/TTM EBITDA        1.6 - 16.7        6.1             5.2
Equity Value/TTM Net Income              4.8 - 21.4        11.6            10.1
Equity Value/FY2003 Net Income           5.2 - 13.9        9.2             9.5
Price/Book Value                          0.7 - 2.8        1.3             1.3


         Raymond James then applied the ratios derived from its comparable company analysis to Envirogen's unaudited operating results for its fiscal year ended December 31, 2002 (Envirogen's most recently available TTM results) and to management's projected 2003 net income in order to determine an implied equity value per share for each of the above financial measures. The following table summarizes the results of the comparable company analysis:

                       COMPARABLE COMPANY ANALYSIS SUMMARY

                                                   IMPLIED PRICE/SHARE
                                       -----------------------------------------
                                           RANGE          MEAN           MEDIAN
                                       --------------    ------          -------
Total Enterprise Value/TTM Revenue     $0.56 - $3.33      $1.83          $1.53
Total Enterprise Value/TTM EBITDA          * - *            *              *
Equity Value/TTM Net Income                * - *            *              *
Equity Value/FY2003 Net Income             * - *            *              *
Price/Book Value                        0.41 - 1.65       0.77            0.75
-----------------
* Less than $0.00.

         Note that for the year ended December 31, 2002, Envirogen had negative EBITDA and negative net income, and for the year ending December 31, 2003, Envirogen's management is projecting negative net income. For these measurements, meaningful results could not be calculated. In its presentation to the Envirogen Board, Raymond James noted that while the proposed transaction value of $0.90 per share falls within the low/high range of implied values derived from TTM revenue comparisons, the mean and median of implied values for this comparison are higher than the proposed transaction price. In this discussion, Raymond James pointed out Envirogen's record of negative net income for 2002 and management's projected losses for 2003 in contrast to the 2002 actual and 2003 projected performance for the ten comparable companies used in the analysis. All of the ten comparable companies had positive EBITDA for 2002, and all but one had positive net income for 2002. Furthermore, of the seven comparable companies for which projected net income data was available, all seven are projecting positive net income for 2003. Raymond James noted that companies with positive EBITDA and net income will most likely have higher ratios of enterprise value to revenues than companies with negative EBITDA and negative net income. Raymond James then explained that by utilizing a ratio of enterprise value to revenues that is derived from companies with predominantly positive profitability, the resulting implied per share values for Envirogen will be overstated since these results do not reflect both the negative historical and negative projected net income for Envirogen.

Analysis of Selected Merger and Acquisition Transactions

         Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James' comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics, and in other factors that distinguish Envirogen's transaction from the other transactions considered, because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which Envirogen is being compared.

         Raymond James performed an analysis of TTM revenues and EBITDA for ten comparable merger and acquisition transactions that were announced between March 2000 and December 2002. The ten merger and acquisition transactions considered were:

o  The acquisition of Harding Lawson Associates by Mactec, Inc.
o  The acquisition of ENSR by its Management
o  The acquisition of GZA Geoenvironmental Tech by Futureco Environmental
o  The acquisition of Environmental and Energy Services by AMEC
o  The acquisition of Roy F. Weston by American Capital Strategies
o  The acquisition of ThermoRetec Consulting Group by Windjammer Capital LLC
o  The acquisition of EA Engineering, Science, and  Technology by its Management
o  The acquisition of The Law Group of Companies by Mactec, Inc.
o  The acquisition of IT Group, Inc. by The Shaw Group, Inc.
o  The acquisition of Ardaman and Associates by Tetra Tech

The following table summarizes the results of this analysis.

          SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS SUMMARY

                                                 TRANSACTION MULTIPLES
                                       ----------------------------------------
                                         RANGE            MEAN          MEDIAN
                                       -----------        -----         ------
Total Enterprise Value/TTM Revenue     0.1 - 0.8 x        0.3 x          0.3 x
Total Enterprise Value/TTM EBITDA      1.2 - 6.8          4.4            4.6


         Raymond James then applied the ratios derived from the comparable transaction analysis to Envirogen's unaudited operating results for the fiscal year ended December 31, 2002 to determine implied equity values per share. The following table summarizes the results of this analysis.

          SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS SUMMARY

                                                   IMPLIED PRICE/SHARE
                                       -----------------------------------------
                                           RANGE            MEAN          MEDIAN
                                       -------------       -----         -------
Total Enterprise Value/TTM Revenue     $0.63 - $3.28       $1.58          $1.37
Total Enterprise Value/TTM EBITDA          * - *             *              *
------------------
* Less than $0.00.


         As discussed above for the comparable company analysis, the results of the comparable transaction analysis were not meaningful in the case of EBITDA due to Envirogen's negative EBITDA in 2002. In addition, Raymond James pointed out to the Envirogen Board that as with the comparable company analysis, the implied share value for Envirogen based on comparison of revenue to enterprise value for comparable transactions is likely to be overstated since all of the companies in the comparable transaction analysis had positive TTM EBITDA compared to Envirogen's negative EBITDA in 2002.

         The comparable company and comparable transaction analyses described above, as is typical, were based on market data for publicly traded companies deemed to be similar to Envirogen and on previous public transactions involving companies deemed similar to Envirogen. Since no company or transaction is precisely comparable to Envirogen or the proposed transaction, the analyses rely on data from a group of companies and transactions. If single company or transaction comparisons were to be used, the implied value for Envirogen would vary significantly depending on which company or transaction is chosen. For this reason, the analyses present the results for not only the highest and lowest implied values for each analysis, but also for the median and mean values for the entire group of companies or transactions analyzed.

         An evaluation of the results of the foregoing analysis necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of Envirogen as well as other factors that could affect the public trading value of the comparable companies or the transaction value of the companies to which Envirogen is being compared.

Acquisition Premiums Analysis

         Raymond James analyzed the premiums paid for 47 mergers and acquisitions of publicly-traded companies announced since January 1, 2002 with transaction values below $10.0 million. The high and low as well as the mean and the median premiums paid over the targets' stock prices four weeks before the announcement date, one week before the announcement date, and one day before the announcement date were derived from the available data and are shown in the following table:

                        MARKET PREMIUMS ANALYSIS SUMMARY

                                            MARKET TRANSACTION PREMIUM
                                  ----------------------------------------------
                                    RANGE               MEAN            MEDIAN
                                 ------------           ----            ------
 1 day premium                   - 91% - 1011%          74%              35%
 1 week premium                  - 92% - 700%           75%              40%
 4 week premium                  - 92% - 770%           85%              43%
                                 ------------          ----             ----
   Average                       - 92% - 827%           78%              39%

         Raymond James then applied the premiums derived from the acquisition analysis to Envirogen's stock price four weeks, one week, and one day prior to January 30, 2003 to determine implied equity values per share for Envirogen. January 29, 2003 was the last date that trading data was available prior to the presentation of the fairness opinion to Envirogen's Board. The following table summarizes the results of this analysis.

                        MARKET PREMIUMS ANALYSIS SUMMARY

                                              IMPLIED PRICE/SHARE
                                ------------------------------------------------
                                    RANGE              MEAN            MEDIAN
                                --------------        ------           -------
1 day premium                   $0.07 -  $8.33        $1.30            $1.01
1 week premium                   0.07 -   6.96         1.52             1.22
4 week premium                   0.06 -   6.78         1.44             1.12
                                --------------        -----            -----
  Average                       $0.07 - $47.36        $1.42            $1.11


Discounted Cash Flow Analysis

         Raymond James performed a discounted cash flow (DCF) analysis based on the unlevered discounted cash flow of the projected four-year financial performance of Envirogen. Projections for calendar years 2003-2006 were prepared by Envirogen management. Terminal values were calculated by applying an EBITDA multiple ranging from 4.0 to 5.0 to the projected EBITDA of Envirogen in fiscal year 2006. This range of exit multiples was derived from an analysis of multiples of the ten comparable transactions described earlier.

         Raymond James noted in its presentation to Envirogen's Board that Envirogen incurred significant losses in its fiscal year ended December 31, 2002 and that its management is projecting losses again in 2003. It was the opinion of Raymond James that given Envirogen's ongoing losses and the failure of its markets to develop as rapidly as had previously been projected, there is a great amount of uncertainty and execution risk associated with Envirogen's projections. This uncertainty and risk called for discount rates ranging from 20% to 30% against its projections for 2003-2006. Based on this analysis, Envirogen's implied per share equity value ranged from $0.94 to $1.49, with a mid-case of $1.18.

         While the DCF analysis described above attempts to address the high uncertainty and execution risk in Envirogen's projections, it does not appropriately reflect Envirogen's limited working capital and the substantial likelihood (based on management's projections) that it will require an infusion of equity in order to continue to operate. While Envirogen's management could provide no assurances as to the source or amount of capital that Envirogen might be able to raise, if any, or the price of new equity, Envirogen's management advised Raymond James that, for the purposes of its analysis, it would not be unreasonable to assume that Envirogen would need to raise $2.0 million before the end of 2003. To determine the price and the number of new shares that would have to be issued in such an assumed financing, Raymond James applied a discount of 20% to the volume-weighted trading values for Envirogen's stock for the month of January (through January 30, 2003), resulting in 2.9 million new shares at a price of $0.69 per share (resulting in a dilution of 41% to current stockholders). Raymond James noted to Envirogen's Board that given Envirogen's ongoing losses, the likelihood of delisting from the Nasdaq SmallCap Market and the current condition of the capital markets, there is no certainty that Envirogen would be able to raise any additional equity, even at the price calculated above.

         Utilizing the assumed equity infusion suggested by management and the estimated share dilution described above, Raymond James generated a second DCF analysis in order to provide insight as to the potential impact of an assumed equity infusion on Envirogen's share valuation. This analysis produced an implied share value for Envirogen's stock ranging from $0.84 to $1.17, with a mid-case of $0.98 per share.

         DCF analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of Envirogen.

Opinion of Raymond James

         The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James' fairness opinion or its presentation to the Board. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James' view of the actual value of Envirogen.

         In summary, while Raymond James based its fairness opinion on the totality of the analyses it conducted and not on any single analysis, Raymond James nonetheless examined each of the cases where the implied value under a particular analysis exceeded the proposed per share merger consideration and came to the opinion that in each case there were circumstances which argued against relying solely on the results of such analysis. In considering the circumstances discussed above, and in considering the results of the complete set of analyses using a variety of methodologies, Raymond James formed its opinion described herein.

         In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions, and other matters, many of which are beyond the control of Envirogen. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Raymond James' analysis of the fairness of the financial terms and conditions of the transaction to Envirogen's stockholders from a financial point of view, and said analyses were provided to the Envirogen Board. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by the Envirogen Board in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of the Envirogen Board's opinion with respect to the value of Envirogen, nor should the analyses be viewed in any way as a recommendation to stockholders to decide on a course of action.

         Envirogen has agreed to pay Raymond James an advisory fee of $150,000 upon the consummation of the transaction ($25,000 of which has already been paid), and a fee of $150,000 upon delivery of its fairness opinion or its determination that it was unable to deliver a fairness opinion. Envirogen has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and to provide customary indemnification protection to Raymond James. In the ordinary course of business, Raymond James may trade in the securities of Envirogen for its own account and for the accounts of its customers. Accordingly, it may at any time hold a long or short position in such securities.

         Raymond James from time to time performs investment banking services for The Shaw Group and its subsidiaries, and during this transaction, Raymond James assisted The Shaw Group with another transaction unrelated to this transaction.

         Raymond James has consented to the use of descriptions of its fairness opinion in this proxy statement and to the inclusion of the full text of its fairness opinion as an appendix to this proxy statement.

         Raymond James & Associates, Inc., a subsidiary of Raymond James Financial, Inc., is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

Form of Merger

         If our stockholders approve the merger agreement and all other conditions to completing the merger are met or, if permissible, waived, Tonic Acquisition will be merged with and into Envirogen, and Envirogen will survive the merger as a wholly-owned subsidiary of Shaw Environmental. After the consummation of the merger:

          o you will have no equity interest in Envirogen, and you will not be able to share in any of Envirogen's future earnings, dividends or growth;

          o our common stock will no longer be publicly traded on the Nasdaq SmallCap Market or any other national securities exchange or automated quotation system; and

          o we will no longer be required to file periodic reports, such as an annual report on Form 10-K or a quarterly report on Form 10-Q, with the Securities and Exchange Commission.

         The merger is structured as an all-cash statutory merger, which our board of directors believes is more attractive than a stock-for-stock merger, an asset sale or a tender offer for a variety of reasons, including:

          o the absence of market risk otherwise associated with the receipt of securities as merger consideration;

          o the simplicity of paying cash to you, as opposed to issuing securities or other consideration to you;

          o the ability of the parties to complete the merger in a single step, rather than a front-end purchase of a controlling interest with a second-step merger to acquire 100% of the equity; and

          o    the ability of the parties to reduce overall transaction costs.

Risks that Merger Will Not Be Consummated

         Consummation of the merger is subject to a number of conditions, including without limitation:

          o the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

          o there must not be any law or regulation or any court order or injunction preventing the merger;

          o there must be no pending proceeding by any governmental entity that restrains, enjoins or otherwise or prohibits the consummation of the merger;

          o our representations and warranties to the merger agreement must be true and correct, our obligations under the merger agreement must be performed, and we must deliver a certificate executed by our chief executive officer and chief financial officer certifying that each of the preceding conditions have been satisfied;

          o each party must deliver an opinion of counsel to the other party, which must be reasonably satisfactory to the receiving party;

          o we must remove and dispose of certain hazardous materials from our corporate headquarters;

          o we must enter into employment agreements with certain of our employees;

          o at least 16 of 20 of certain of our employees (as designated by Shaw Environmental in a schedule to the merger agreement), and at least 80% of our full time employees who are classified as exempt for purposes of the Fair Labor Standards Act, must remain employees of Envirogen;

          o we must provide notice to two banks that we will not guarantee or reimburse obligations with respect to work under the Wisconsin PECFA program after the date of the notice;

          o we must have a positive cash balance on the closing date under the merger agreement after payment of all company transaction costs (as defined in the merger agreement) that are not paid by Shaw Environmental;

          o we must not receive or be subject to after the date of the merger agreement any verdict, judgment, decision or binding arbitral award determining that we are liable for more than $100,000 with respect to PECFA work; and

          o we must deliver to Shaw Environmental our audited consolidated financial statements at and for the year ended December 31, 2002, which report is required to be unqualified except that it may contain a "going concern" qualification.

         We expect that if our stockholders do not approve the merger agreement, or if the merger is not consummated for any other reason, our current management, under the direction of our board, will continue to manage Envirogen as an ongoing business.

Nasdaq Delisting and Deregistration of Envirogen Common Stock

         Following the consummation of the merger, we will seek to have our common stock delisted from the Nasdaq SmallCap Market and our common stock will no longer be registered pursuant to the Securities and Exchange Act of 1934. See "Reasons for and Fairness of the Merger - Possible Nasdaq Delisting" in this section above.

Interests of Certain Persons in the Merger

         In addition to the receipt of the merger consideration in exchange for any of our shares of common stock owned by our directors and executive officers (see "Stock Ownership of Management and Principal Stockholder" on page 39), certain of our executive officers and directors have relationships or interests in the merger that may be different from the relationships and interests of holders of our common stock, which are described in this section.

Employment and Other Agreements for Certain Executive Officers and Key Employees

         As a condition to closing the transaction, certain of our executive officers (including Messrs. Abrams, Enegess, Maten, Schowengerdt and Steffan) and key employees are to enter into employment agreements with us, effective upon the closing. These employment agreements would entitle each such executive officer and key employee to compensation and benefits (including severance benefits in certain circumstances) comparable to that which they currently receive from us. These employment agreements would also subject each such executive officer and key employee to certain confidentiality, invention assignment and non-competition provisions.

         In connection with the termination of the employment agreement dated April 16, 1998 between Envirogen and Robert S. Hillas and his employment with us thereunder (in each case effective as of the closing of the transaction), we intend to enter into agreements with Mr. Hillas that would provide, among other things, for us to pay Mr. Hillas (i) $151,500 upon the closing of the transaction, (ii) $151,500 on the six-month anniversary of the closing, and
(iii) biweekly payments aggregating $151,500 during the six-month period following the closing, during which time Mr. Hillas would be available to provide consulting services to us on a full-time basis for the first three months and on a part-time basis for the second three months. The aggregate amount payable under such agreements would be more than the minimum severance amount ($294,000) but less than the maximum severance amount ($588,000) that Mr. Hillas would be entitled to receive under his current employment agreement in connection with the termination of his employment in the event of a change in control (such as this merger transaction). The agreements would also subject Mr. Hillas to certain confidentiality and non-competition provisions.

Payment for Stock Credits Previously Granted to Our Non-Employee Directors

         An aggregate of 168,536 Stock Credits have been granted to our non-employee directors (Messrs. Cook, Dunlap, Johnston and Neff) under our Deferred Fee Plan for Non-Employee Directors since 1999 in lieu of their receipt of cash for their annual retainer fees and fees for attending board and board committee meetings. Messrs. Cook, Dunlap, Johnston and Neff hold 39,279, 30,153, 49,018 and 50,086 Stock Credits, respectively. Under the merger agreement, we are required to terminate the Deferred Fee Plan prior to the closing under the merger agreement and pay to each of Messrs. Cook, Dunlap, Johnston and Neff an amount in cash equal to the per share merger consideration multiplied by the number of Stock Credits held by such non-employee director, or $35,351, $27,138, $44,116 and $45,077, respectively. The payment of such amounts will not reduce the $0.90 per share merger consideration.

Termination of Stock Options Previously Granted to Our Directors, Executive Officers and Other Employees

         An aggregate of 766,409 shares of our common stock are reserved for issuance upon exercise of stock options granted to our directors, executive officers and other employees under our 2000 Incentive Stock Option and Non-Qualified Stock Option Plan, 1990 Incentive Stock Option and Non-Qualified Stock Option Plan and 1993 Directors' Non-Qualified Stock Option Plan, over 90% of which have an exercise price in excess of the $0.90 per share merger consideration. Thus, upon completion of the merger, any of our stock options that remain outstanding will effectively have no value.

         In recognition of the contribution to Envirogen made by the optionholders and to allow them to realize an economic benefit in connection with the merger, our board of directors has authorized us to pay each optionholder an option termination fee equal to $0.05 (less any applicable withholding tax) for each share of our common stock that would otherwise be purchasable under all of his or her stock options (including the portion of such stock options that have not yet vested), regardless of whether the exercise prices of such options are above or below the $0.90 per share merger consideration, in exchange for the termination of all of his or her stock options upon the effective time of the merger. The aggregate amount that we expect to pay for the termination of all of our outstanding options is $38,320, which will not reduce the $0.90 per share merger consideration.


         Our executive officers and outside directors have agreed with us to terminate all of their outstanding options (including options with an exercise price of $0.70, which is $0.20 less than the per share merger consideration) in exchange for our payment of the option termination fee of $0.05 per share, as reflected in the following table:

                                      Options to be            Option
        Name                          Terminated               Termination Fee
        ----                          -------------            ---------------

        Executive Officers
        ------------------
        Robert Hillas                 221,668                  $11,083
        Mark Maten                     60,667                  $ 3,033
        David Enegess                  58,802                  $ 2,940
        Richard Schowengerdt           36,500                  $ 1,825
        Stewart Abrams                 29,661                  $ 1,483
        Dr. Robert Steffan             28,238                  $ 1,412
        Michael Fitzgerald             25,000                  $ 1,250

        Outside Directors
        -----------------
        Peter Neff                      8,199                  $   410
        Robert Johnston                 5,838                  $   292
        William Cook                    4,516                  $   226
        Dr. Robert Dunlap               4,168                  $   208
                                      -------                  -------
                 Total                483,257                  $24,162
                                      =======                  =======



Indemnification of Our Directors and Officers

         Under the merger agreement, Shaw Environmental has agreed that all rights to indemnification of our present directors and officers under our certificate of incorporation and by laws and any indemnification agreement for acts and omissions occurring before the merger will continue after the merger. In addition, for six years after the certificate of merger is filed, Envirogen is required to maintain in effect the current policies of directors' and officers' liability insurance maintained by Envirogen with respect to matters arising on or before the date that the certificate of merger is filed. Shaw Environmental may substitute policies of directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the former directors and officers of Envirogen covered under the current policies, so long as the substitution does not result in lapses of coverage.

Federal Income Tax Consequences

         The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of our common stock that exchange their shares for cash in the merger. This discussion addresses only those stockholders that hold their shares of our common stock as a capital asset, and does not address all the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances (including their ownership, if any, of shares of Shaw Environmental), or to stockholders that are subject to special rules under United States federal income tax law, such as dealers in securities or foreign currencies, mutual funds, foreign holders, tax-exempt organizations, financial institutions, insurance companies, traders in securities that elect to apply mark-to-market method of accounting, persons that hold their shares of our common stock as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk-reduction transaction, or holders that acquired their shares of our common stock upon exercise of Envirogen stock options or in other compensatory transactions. Furthermore, this discussion does not address the tax consequences of the merger under state and local and foreign tax laws or the tax consequences of other transactions completed before or after the merger, such as the exercise of options to purchase our common stock in anticipation of the merger. The following discussion is based on the Internal Revenue Code, laws, applicable Treasury Regulations, judicial authority and administrative rulings and practice in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect.

         You are urged to consult your tax advisor as to the specific consequences to you of the merger, including the applicability of United States federal, state and local, and foreign income and other tax laws in your particular circumstances.

         The receipt of cash for shares of our common stock will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who exchanges shares of our common stock for cash in connection with the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and that stockholder's adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. That gain or loss will be long-term capital gain or loss provided that the stockholder has held his or her shares of our common stock for more than 12 months on the date of the merger. There are limitations on the deductibility of capital losses.

         An individual holder of our common stock may be subject to backup withholding at a rate of 30% on cash payments received in the merger. Backup withholding will not apply, however, to a stockholder that provides proof of an applicable exemption or provides a correct taxpayer identification number on the substitute Form W-9 included as part of the letter of transmittal and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against the stockholder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Regulatory Approvals

         We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than filing the certificate of merger with the Secretary of State of the State of Delaware and filing this proxy statement with the Securities and Exchange Commission.

No Financing Contingency

         Shaw Environmental has represented in the merger agreement that it has and will have the funds necessary to consummate the merger. There is no condition to Shaw Environmental's obligations under the merger agreement that Shaw Environmental obtain financing before completing the merger.

                              THE MERGER AGREEMENT

         The description of the merger agreement set forth below describes certain aspects of the merger agreement, including material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached in this proxy statement as Annex A (exclusive of all schedules and exhibits) and is incorporated by reference into this proxy statement. You are urged to read the merger agreement carefully.

Structure of the Merger

          Under the terms of the merger agreement:

          o Tonic Acquisition will merge with and into us, and it will then cease to exist;

          o    we will be the surviving corporation of the merger;

          o each outstanding share of common stock of Tonic Acquisition will be converted into one share of common stock of the surviving corporation and will be the only outstanding shares of Envirogen common stock;

          o    Shaw Environmental will own all of our common stock;

          o our certificate of incorporation will be the certificate of incorporation of the surviving corporation, except that the certificate of incorporation will be amended to provide that the surviving corporation will have the authority to issue an aggregate of 1,000 shares of common stock;

          o the bylaws of Tonic Acquisition will be the bylaws of the surviving corporation;

          o the directors of Tonic Acquisition will be the directors of the surviving corporation; and

          o our officers will be the officers of the surviving corporation, except that T.A. Barfield, Jr. shall be the Chief Executive Officer of the surviving corporation and Robert S. Hillas shall be the President of the surviving corporation.

Closing and Effectiveness of the Merger

         The closing of the merger will take place on the first business day after the satisfaction or written waiver of the conditions to the merger, as discussed below, or on a date mutually agreed upon by Shaw Environmental and us. The merger will be effected by the filing of a certificate of merger with the Delaware Secretary of State in accordance with the provisions of the Delaware General Corporation Law upon the closing of the merger. The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State or at the time specified in that certificate of merger.

Payment of Merger Consideration; Surrender of Stock Certificates

         At the effective time of the merger, each share of our common stock will be automatically cancelled and retired and cease to exist. Each holder of a certificate representing shares of our common stock will cease to have any rights with respect to those shares, except the right to receive $0.90 per share in cash. No interest will be paid or will accrue on any cash payable as merger consideration.

         At the effective time of the merger, Shaw Environmental will deposit cash in an amount equal to the aggregate merger consideration of approximately $3,630,000 with American Stock Transfer & Trust Company as the payment agent for the merger. Promptly after the effective time of the merger, the payment agent will mail to you a letter of transmittal and instructions that you must follow to properly surrender your stock certificates. Upon the delivery of your stock certificates and the validly executed letter of transmittal to the payment agent pursuant to the instructions set forth in the letter of transmittal, you will be entitled to receive $0.90 per share in cash (less any applicable withholding tax) for each share of our common stock represented by your stock certificates. Until surrendered, each Envirogen stock certificate will, after the merger, represent only the right to receive upon surrender the cash payment of $0.90 per share for each share of our common stock represented by the stock certificate.

         In the event of a transfer of ownership of shares of our common stock that is not registered in our transfer records, a check for the amount of cash to be paid upon due surrender of the stock certificate may be delivered to the transferee if the stock certificate formerly representing the shares of our common stock is presented to the payment agent, accompanied by all documents required by the payment agent to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

         We may require the owner of any lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond in the amount Envirogen and Shaw Environmental may reasonably direct as indemnity against any claim that may be made against the payment agent, Envirogen or Shaw Environmental with respect to the lost stock certificate. No dividends or other distributions with respect to our common stock with a record date after the merger will be paid to the holder of any unsurrendered share certificate until the delivery of such affidavit and bond or the surrender of such certificate.

         The payment agent will invest the merger consideration as directed by Envirogen, as long as the directions do not impair the rights of our stockholders, in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Rating Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings on the invested merger consideration will be paid to Envirogen upon demand.

         Any merger consideration deposited with the payment agent that has remained unclaimed by our stockholders for one year after the effective date of the merger will be paid to Shaw Environmental. Thereafter, record holders of our common stock that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to Shaw Environmental for payment of the merger consideration. Under the merger agreement, neither Shaw Environmental, Envirogen nor the payment agent will be liable to any of our stockholders for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Any merger consideration payable in respect of the shares of our common stock held by stockholders that perfected their dissenters' rights in accordance with the Delaware General Corporation Law will be returned to Shaw Environmental upon demand. For further discussion regarding your dissenters' rights, see "The Special Meeting--Dissenters' Rights" beginning on page 7.

Effect of Merger on Envirogen Stock Options

         An aggregate of 766,409 shares of our common stock are reserved for issuance upon exercise of stock options granted to our directors, executive officers and other employees under our 2000 Incentive Stock Option and Non-Qualified Stock Option Plan, our 1990 Incentive Stock Option and Non-Qualified Stock Option Plan and our 1993 Directors' Non-Qualified Stock Option Plan, over 90% of which have an exercise price in excess of the $0.90 per share merger consideration to be paid by Shaw Environmental. Thus, upon completion of the merger, any of our stock options that remain outstanding will effectively have no value.

         In recognition of the contribution to Envirogen made by the optionholders and to allow them to realize an economic benefit in connection with the merger, our Board of Directors has authorized us to pay each optionholder an option termination fee equal to $0.05 (less any applicable withholding tax) for each share of our common stock that would otherwise be purchasable under all of his or her stock options (including the portion of such stock options that has not yet vested), regardless of whether the exercise prices of such options are above or below the $0.90 per share merger consideration, in exchange for the termination of all of his or her stock options upon the closing of the merger. The aggregate amount that we expect to pay for the termination of all of our outstanding options is $38,320, which will not reduce the $0.90 per share merger consideration. Our directors and executive officers holding options to purchase an aggregate of 483,257 shares of our common stock have already agreed with us to terminate their options, and we expect the other optionholders also to agree. See "The Merger - Interests of Certain Persons in the Merger" beginning on page 23. If all of our outstanding options are not terminated, Shaw Environmental may seek to terminate the merger agreement.

         We will terminate our 2000 Incentive Stock Option and Non-Qualified Stock Option Plan and our 1993 Directors' Non-Qualified Stock Option Plan as of the effective time of the merger. Our 1990 Incentive Stock Option and Non-Qualified Stock Option Plan expired in 2000 in accordance with its terms.

Board Recommendation

         Under the merger agreement, our board of directors agreed to recommend to you that you vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Our board recommends that you do so. See "The Merger - Reasons for and Fairness of the Merger" beginning on page 14 and "Agreement Not to Solicit Other Acquisition Proposals" in this section below.

Representations and Warranties

Our Representations and Warranties to Shaw Environmental and Tonic Acquisition

        We have made various representations and warranties in the merger agreement to Shaw Environmental and Tonic Acquisition that relate to:

        o the organization, good standing, corporate power and qualification of Envirogen and of our wholly-owned subsidiary, MWR, Inc.;

        o   the capital structure of Envirogen and MWR;

        o our corporate power and authority, including the approval by our board of directors, to execute the merger agreement, and the review by our board of directors of the fairness opinion prepared by Raymond James;

        o governmental notices and filings, and possession of governmental consents needed to execute the merger agreement;

        o absence of conflicts with our certificate of incorporation or bylaws or any laws, regulations, contracts, commitments or agreements;

        o the compliance of our reports filed with the Securities and Exchange Commission with the federal securities laws;

        o   our financial statements fairly presenting our financial position;

        o   absence of undisclosed liabilities;

        o   collectibility of our accounts receivable;

        o adequacy of our reserves and accruals for work performed by us under the Wisconsin Petroleum Environmental Cleanup Fund Act program;

        o   absence of material adverse changes in our business operations;

        o   absence of any pending or threatened litigation;

        o disclosure of employee benefit plans and our compliance with all laws relating to our employee benefit plans;

        o   our compliance with all laws and regulations;

        o   inapplicability of any state takeover statute;

        o   disclosure of change of control agreements;

        o   our compliance with applicable environmental laws;

        o disclosure of and ownership and validity of our intellectual property, and compliance with laws and regulations relating to intellectual property;

        o   our compliance with applicable tax laws;

        o our compliance with fair labor laws and other labor and employment matters;

        o disclosure of, adequacy and enforceability of and compliance with our insurance policies;

        o   no brokers (except for Raymond James);

        o accuracy of our relationships with and volume of business done with our significant customers;

        o our compliance with our contracts or bids with governmental entities;

        o absence of a breach, termination, disallowance or withholding of our fees, claim or dispute proceeding with respect to our contracts or bids with governmental entities;

        o absence of civil or criminal actions, suspension or debarment from doing business with any government authority, any alleged material irregularity or misstatement or omission arising out of a government contract or bid by our directors, officers, employees, agents or consultants; and

        o   additional customary representations and warranties.

Shaw Environmental's and Tonic Acquisition's Representations and Warranties to Us

         Shaw Environmental and Tonic Acquisition have made various representations and warranties in the merger agreement to us that relate to:

        o their proper organization, good standing and qualification to conduct business;

        o   Shaw Environmental's ownership of Tonic Acquisition;

        o   their corporate power and authority to execute the merger agreement;

        o governmental notices and filings, and possession of governmental consents needed to execute the merger agreement;

        o absence of conflicts with certificate of incorporation or bylaws or any laws, regulations, contracts, commitments or agreements;

        o   no brokers;

        o   sufficiency of funds to consummate the merger; and

        o   no ownership of our common stock.

Conduct of Business Before the Merger

         We have agreed in the merger agreement to continue to conduct our business in substantially the same manner as we have conducted it before the date of the merger agreement. We have also agreed to:

          o use our reasonable best efforts to preserve our business organization;

          o    keep available the services of our officers and employees; and

          o maintain satisfactory relationships with our customers, suppliers and other persons or entities with whom we have business relationships.

         We further agreed that, during the period from the date of the merger agreement until the closing of the merger, we or MWR will not, without the approval of Shaw Environmental:

          o    issue, sell or subject to lien any capital stock of MWR;

          o declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of our common stock;

          o split, combine or reclassify our stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

          o repurchase, redeem or otherwise acquire any shares of our common stock, or any securities convertible into our common stock;

          o amend the certificate of incorporation or bylaws of Envirogen or MWR;

          o    form, organize or capitalize any subsidiary;

          o adopt a plan of complete or partial liquidation or dissolution, merger or otherwise restructure or recapitalize or consolidate with a third party;

          o issue, sell or otherwise dispose of or subject to any lien any shares of our common stock, or securities convertible into or exchangeable or exercisable for, options, warrants, calls, commitments or rights of any kind to acquire, any shares of our common stock or any debt with voting rights;

          o transfer, lease, license, guarantee, sell or otherwise dispose of or subject to any lien any other property or assets or incur or modify any indebtedness or other liability;

          o assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party;

          o make any loans to any third party (other than to MWR or customary loans or advances to employees in connection with business-related travel);

          o make any commitments for, make or authorize any capital expenditures other than in amounts less than $10,000 individually and $50,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any third party;

          o except as may be required to comply with applicable law or by existing contractual commitments, (a) enter into any new agreements or commitments for any severance or termination pay to, or enter into any employment or severance agreement with, any of our directors, officers or employees or consultants except for specific arrangements required as a condition to closing of the merger or (b) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any employee benefit plan or increase or accelerate the salary, wage, bonus or other compensation of any employees or directors or consultants or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing employee benefit plan;

          o except as may be required as a result of a change in law or in United States generally accepted accounting principles (commonly referred to as GAAP), change any of the accounting principles or practices used by it;

          o except as may be required under GAAP in connection with the audit of our 2002 financial statements or the preparation of our public reports filed with the Securities and Exchange Commission after the date of the merger agreement, revalue in any respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, or make any adjustment in any accrual or reserve other than in the ordinary course of business consistent with past practices; provided, however, no adjustments greater than $100,000 in the aggregate shall be made in our PECFA reserve;

          o settle or compromise any claims or litigation or terminate or amend or modify any of its material contracts or waive, release or assign any rights or claims, except in certain circumstances;

          o make any tax election or, to the extent within our control, permit any insurance policy naming us as a beneficiary or loss-payable payee to be canceled or terminated;

          o take any action or omit to take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect;

          o    authorize or enter into any agreement to do any of the foregoing;

          o enter into any agreement to perform work reimbursable under the Wisconsin Petroleum Environmental Cleanup Fund Act program unless, as a part of all agreements for such work, we expressly disclaim in writing any obligation to guarantee or reimburse any amounts not paid by the State of Wisconsin under the program;

          o enter into any agreement to provide services having a value of, or with projected revenues over the life of the project, greater than $100,000 and not on our standard terms and conditions; or

          o enter into any agreement or arrangement pursuant to which we grant any customer or any other person a license or other rights in any intellectual property, invention, development or improvement to pre-existing intellectual property.

Agreement Not to Solicit Other Acquisition Proposals

         The merger agreement provides that, after the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, we will not, directly or indirectly, through any of our officers, directors, employees, agents or otherwise:

          o solicit, initiate or actively encourage third party acquisition proposals, or enter into any other agreement or understanding with respect to the acquisition of our company; or

          o engage in any negotiations or discussions with, or furnish any confidential information to, any person relating to any other acquisition proposal.

         The merger agreement provides that we may, before the approval of the merger agreement by our stockholders, participate in negotiations or discussions with, or furnish confidential information to, any person relating to any other acquisition proposal if:

          o our board of directors determines in good faith, after at least three business days' prior written notice to Shaw Environmental and after taking into consideration the advice of independent legal counsel, that participating in such negotiations or discussions, or furnishing such information, is necessary for our board of directors to comply with their fiduciary duties to our stockholders;

          o we have received an executed agreement relating to the confidentiality of information to be provided to such person or entity on terms substantially similar to the confidentiality agreement entered into by us and Shaw Environmental; and

          o the acquisition proposal is either (a) the acquisition of Envirogen by merger or otherwise by any third party; (b) the licensing or assignment to any third party of any of our intellectual property in connection with a third party acquisition; (c) the acquisition by a third party of 20% or more of our total assets (other than the purchase of our products in the ordinary course of business); (d) the acquisition by a third party of 20% or more of our outstanding shares of common stock;
               (e) our adoption of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (f) our repurchase of 20% or more of our outstanding shares; or (g) our acquisition by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of our annual revenues, net income or assets.

         The merger agreement provides that we will provide prompt oral and written notice to Shaw Environmental of:

          o the receipt of any third party acquisition proposal or any inquiry relating to any other acquisition proposal;

          o any request for any confidential or other non-public information about us; and

          o the principal terms and conditions of any third party acquisition proposal or inquiry.

         We will also continue to keep Shaw Environmental informed of the status and details of any acquisition proposal or inquiry.

         Notwithstanding the foregoing, if our board of directors determines in its good faith judgment, after taking into consideration the advice of outside legal counsel that it is required in order for its members to comply with their fiduciary duties under applicable law, our board of directors may withdraw its recommendation of the merger and the other transactions contemplated by the merger agreement, or approve or recommend or cause us to enter into an agreement with respect to a superior proposal (as defined in the merger agreement); provided, however, that we shall not be entitled to enter into any agreement with respect to a superior proposal unless the merger agreement is concurrently terminated.

Cooperation; Information

         We and Shaw Environmental will cooperate with each other and use all reasonable efforts to take all actions and do all things, necessary, proper or advisable under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. We or Shaw Environmental are not required to take any action that in our judgment would be likely to have a material adverse effect on the anticipated financial condition, properties, business or results of operations of Envirogen and Shaw Enviornmental after the merger in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any governmental entity. Subject to applicable law relating to the exchange of information, we and Shaw Enviornmental shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to us or Shaw Environmental, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the merger agreement.

         We and Shaw Environmental, upon request by the other, will furnish the other with all information concerning ourselves, our subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement or any other statement, filing, notice or application made by or on behalf of us or Shaw Environmental to any governmental entity or other third party in connection with the merger and the other transactions contemplated by the merger agreement.

Access to Information

         Subject to the terms of the confidentiality agreement with Shaw Environmental, from the date of the merger agreement until the closing of the merger, we will, and will cause any of our directors, officers, employees, auditors, attorneys, financial advisors, lenders and other agents, to afford to Shaw Environmental and its representatives access to our offices and other facilities, personnel, accountants and to all our books and records and furnish Shaw Environmental with any information concerning our business as Shaw Environmental may reasonably request.

Notification of Developments

         We and Shaw Environmental will keep each other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other communications from any third party and/or any governmental entity alleging that the consent of such third party or governmental entity is or may be required with respect to the merger and the other transactions contemplated by this Agreement. The merger agreement further provides that, pending the effectiveness of the merger, the parties shall promptly advise each other of:

          o the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause (a) any representation or warranty contained in the merger agreement to be untrue or inaccurate at any time before the effective date of the merger or (b) any covenant, condition or agreement under the merger agreement not to be complied with or satisfied; and

          o any failure of a party to comply with or satisfy any covenant, condition or agreement under the merger agreement.

Public Announcements

         We and Shaw Environmental will consult with each other before issuing any press release or otherwise making any public announcements in respect of the merger agreement or the merger, and shall not issue any such press release or make any such public announcement before such consultation, except as required by applicable law or the rules of the Nasdaq SmallCap Market.

Status of Our Employees; Employee Benefits.

         Following the effective time of the merger, our then-current employees will be eligible to participate in the employee benefit plans maintained by Shaw Environmental in the same manner as similarly-situated employees of Shaw Environmental. Shaw Environmental will grant our employees credit for all service credited by us for purposes of eligibility, vesting and the determination of benefits under vacation and pension plans. We and Shaw Environmental will honor in accordance with their terms all employee benefit obligations to current employees under our employee benefit plans in existence on the date of the merger agreement. Shaw Environmental may modify or terminate any employee benefit plan, or merge any employee benefit plan with any other plan, other than any enployment or severance agreements with our employees following the effective time of the merger. From and after the date of the merger agreement, we will not grant additional stock options under our stock option plans.

         Any pre-existing condition exclusion under any Shaw Environmental benefit plan providing medical or dental benefits shall be waived for any of our employees who, immediately before commencing participation in the Shaw Environmental benefit plan, was participating in an Envirogen benefit plan providing medical or dental benefits and had satisfied any pre-existing condition provision under the applicable Envirogen benefit plan. Any expenses that were taken into account under an Envirogen benefit plan providing medical or dental benefits in which our employee participated immediately before commencing participation in a Shaw Environmental benefit plan providing medical or dental benefits shall be taken into account to the same extent under the applicable Shaw Environmental benefit plan, in accordance with the terms of such Shaw Environmental benefit plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

Expenses

         Upon consummation of the merger, (i) Shaw Environmental shall pay $370,000 of company transaction costs (as defined in the merger agreement) incurred by us in connection with the merger agreement, all costs and expenses of the payment agent and one-half of the expenses for the printing and mailing of this proxy statement and (ii) we shall pay all company transaction costs in excess of the $370,000 of company transaction costs payable by Shaw Environmental and one-half of the expenses for the printing and mailing of this proxy statement. If the merger is not consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Conditions to the Merger

         The respective obligations of Shaw Environmental, Tonic Acquisition and us to effect the merger are subject to the satisfaction of certain conditions, unless waived in writing by Shaw Environmental and us, including:

          o the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

          o all necessary filings with any governmental entity must be made and all material governmental and third party consents and approvals must be received;

          o there must not be any law or regulation or any court order or injunction preventing the merger;

          o there must be no pending proceeding by any governmental entity that restrains, enjoins or otherwise or prohibits the consummation of the merger; and

          o each party must deliver an opinion of counsel to the other party, which must be reasonably satisfactory to the receiving party.

         The respective obligations of Shaw Environmental and Tonic Acquisition to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by Shaw Environmental, before the completion of the merger:

          o our representations and warranties to the merger agreement must be true and correct in all material aspects, our obligations under the merger agreement must be performed, and we must deliver a certificate executed by our chief financial officer certifying that each of the preceding conditions has been satisfied;

          o our obtaining the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

          o our execution of employment agreements with certain of our executive officers and key employees and our temination of our Executive Severance Pay Plan;

          o our retention of certain of our key employees and at least 80% of our full-time employees (other than those who retired or were involuntarily terminated);

          o the termination of our Stock Option Plans (and all stock options issued thereunder) and our Deferred Fee Plan for Non-Employee Directors;

          o our notification to certain banks that we will not guarantee or reimburse such banks for any costs deemed ineligible or otherwise unreimbursed under the Wisconsin Petroleum Environmental Cleanup Fund Act ("PECFA") program with respect to contracts entered into after such notice;

          o our having a positive cash balance on the closing date under the merger agreement after payment of all company transaction costs (as defined in the merger agreement) that are not paid by Shaw Environmental;

          o our not receiving or being subject to any verdict, judgment, decision or binding arbitral award determining that we are liable for more than $100,000 with respect to PECFA work;

          o our delivery to Shaw Environmental of our audited financial statements at and for the year ended December 31, 2002 (together with the unqualified report of our independent public accountants thereon except for any "going concern" qualification that may be required);

          o our delivery of notice of termination of our September 1998 agreement with Envirex, Inc.;

          o    our removal and disposal of certain hazardous materials; and

          o    other customary closing conditions.

         Our obligations to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by us, before the completion of the merger:

          o the representations and warranties of Shaw Environmental and Tonic Acquisition must be true and correct in all material respects;

          o Shaw Environmental and Tonic Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement; and

          o Shaw Environmental and Tonic Acquisition have delivered to us a certificate to the effect that each of the conditions specified above is satisfied.

         If the merger agreement is approved by our stockholders at the special meeting, we do not anticipate any other material uncertainty surrounding the merger conditions, and we expect to complete the merger shortly after the special meeting.

Termination of the Merger Agreement

         The merger agreement may be terminated and the merger abandoned by any of Shaw Environmental, Tonic Acquisition or us at any time before the effective time of the merger:

          o    by mutual written consent;

          o by Shaw Environmental, Tonic Acquisition or us if any court of competent jurisdiction or other governmental entity enters an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action becomes final and nonappealable; provided, however, that the party terminating the merger agreement pursuant to the order, decree, ruling or other action must use its reasonable efforts to have the order, decree, ruling or action removed or lifted;

          o by Shaw Environmental, Tonic Acquisition or us if the merger is not completed by April 15, 2003;

          o by Shaw Environmental, Tonic Acquisition or us if our stockholders do not approve the merger;

          o    by Shaw Environmental or Tonic Acquisition if:

               o our board of directors withdraws or modifies its approval or recommendation of the merger agreement in a manner materially adverse to Shaw Environmental; or

               o there has been a material breach by us of any representation, warranty, covenant or agreement under the merger agreement that is not curable, or if it is curable, is not cured before the earlier of 20 days after written notice of the breach is given to us by Shaw Environmental and two business days before April 15, 2003.

          o    by us if:

               o we withdraw or modify our approval or recommendation of the merger agreement and we enter into an agreement with respect to a superior proposal (after complying with the terms of the merger agreement with respect to a superior proposal); or

               o there has been a material breach by Shaw Environmental or Tonic Acquisition of any representation, warranty, covenant or agreement under the merger agreement that is not curable, or if it is curable, is not cured before the earlier of 20 days after written notice of the breach is given by us to Shaw Environmental and two business days before April 15, 2003.

         The merger agreement may be terminated under the circumstances described above even if it is approved by our stockholders at the special meeting. The right to terminate the merger agreement in certain of the circumstances described above will not be available to any party whose failure to fulfill any obligations under the merger agreement is the cause of or results in the failure of the condition to be satisfied.

         Upon termination, the merger agreement will become void and have no effect, without any liability on the part of any party, except as provided in the merger agreement. However, no party shall be relieved from liability to any other party for any intentional breach of the merger agreement before or as of the date of termination.

Termination Fees; Expenses

         If we terminate the merger agreement because we have entered into a definitive agreement for a superior proposal (as defined in the merger agreement), or if we materially breach our covenant not to initiate, solicit or actively encourage other proposals to acquire us and Shaw Environmental terminates the merger agreement on account of such breach, Shaw Environmental will then have an option for 15 months after such termination (1) to acquire certain of our technology for remediation of methyl tertiary butyl ether (MTBE) at a purchase price equal to $1,200,000 if the option is exercised within six months of such termination of the merger agreement (and for the remaining nine months of the option, the purchase price would be $1,500,000); and (2) to enter into a supply and services agreement under which Shaw Environmenal can purchase reactors from us and we are to provide certain services to Shaw Environmental regarding the MTBE technology. The option price is subject to reduction to the extent that we are not able to pay the aggregate penal sum of any performance bond that Shaw Environmental may arrange for us. Upon exercise of such option by Shaw Environmental, we will have a royalty free license from Shaw Environmental to use the MTBE technology other than in the MTBE remediation field (as defined in the merger agreement). If Shaw Environmental elects to forfeit its rights under the option after such termination of the merger agreement, we will be required to pay Shaw Environmental a break-up fee of $300,000 in cash.

         If Shaw Environmental commences a suit to enforce its rights under the option described above and the suit results in a final nonappealable judgment against us for specific performance, we are required to pay to Shaw Environmental its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit; provided, that if such suit results in a final nonappealable judgment in our favor, Shaw Enviornmental shall pay us our reasonable costs and expenses (including reasonable attorneys' fees) in connection with the suit.

Amendment of the Merger Agreement; Extension; Waiver

         The merger agreement may be amended only in writing by all of the parties to the merger agreement. At any time before the closing of the merger, Shaw Environmental and Tonic Acquisition, on the one hand, and we, on the other hand, may:

          o extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

          o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement by the other party to the merger agreement; or

          o waive compliance with any of the agreements or conditions contained in the merger agreement by the other party to the merger agreement.

Indemnification of Directors and Officers

         Under the merger agreement, Shaw Environmental has agreed that all rights to indemnification of our present directors and officers under our certificate of incorporation and by laws and any indemnification agreement for acts and omissions occurring before the merger will continue after the merger. In addition, for six years after the certificate of merger is filed, Envirogen is required to maintain in effect the current policies of directors' and officers' liability insurance maintained by Envirogen with respect to matters arising on or before the date that the certificate of merger is filed. Shaw Environmental may substitute policies of directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the former directors and officers of Envirogen covered under the current policies, so long as the substitution does not result in lapses of coverage.


                                VOTING AGREEMENT

         On January 30, 2003, certain of our directors, executive officers and other stockholders entered into a voting agreement with Shaw Environmental and us in which they agreed to vote all of their shares in favor of adoption of the merger agreement. Collectively, stockholders owning 1,409,708 shares, or 35% of our outstanding shares of common stock, have executed this voting agreement. We refer in this section to such directors, executive officers and other stockholders collectively as the signing stockholders.

         The description of the voting agreement set forth below describes certain of its aspects, including its material provisions. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached to this proxy statement as Annex B, and is incorporated by reference into this proxy statement. You are urged to read the voting agreement carefully.

The Agreement

         Under the voting agreement, the signing stockholders have agreed not to sell, transfer or otherwise dispose of their shares of our common stock and they have agreed to grant to Shaw Environmental an irrevocable proxy to vote their shares in favor of adopting the merger agreement and the merger. The voting agreement will terminate upon the earlier of:

          o    the closing and completion of the merger; or

          o    the termination of the merger agreement for any reason.

Lock-Up and No Solicitation

         During the term of the voting agreement, the signing stockholders may not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of their shares or limit their right to vote their shares in the manner prescribed by the voting agreement. In addition, these stockholders, and any of their directors, officers, agents, representatives, employees, affiliates and associates, may not, with any person other than Shaw Environmental, directly or indirectly:

          o solicit, initiate or encourage the submission of any alternative transaction or any other sale, transfer, pledge or other disposition or conversion of any of their shares;

          o participate in or encourage any discussions or negotiations regarding the disposition or conversion of any of their shares;

          o furnish to any person any nonpublic information with respect to their shares; or

          o enter into any agreement with respect to any alternative transaction or any other sale, transfer, pledge or other disposition or conversion of any of their shares.

Irrevocable Proxy

         The signing stockholders have granted an irrevocable proxy to Shaw Environmental to vote their shares for the adoption and approval of the merger agreement and the closing of the merger. This irrevocable proxy also permits Shaw Environmental to vote in any manner it may see fit with respect to any extraordinary corporate transaction (other than the merger), such as a:

          o    merger;

          o    consolidation;

          o    business combination;

          o    tender or exchange offer;

          o    reorganization;

          o    recapitalization;

          o    liquidation;

          o sale or transfer of a material amount of the assets or securities of our company; or

          o any other change of control involving us, including, an alternative transaction proposed by a third party.

         If, for any reason, Shaw Environmental elects not to exercise its right to vote the signing stockholders shares in accordance with the irrevocable proxy, the stockholders will, during the term of the voting agreement, vote their shares in favor of any proposal to adopt and approve the merger agreement and the merger.

Term of Irrevocable Proxy

         The irrevocable proxy granted to Shaw Environmental will not be terminated by any act of the signing stockholders or by operation of law, whether by the death or incapacity of a signing stockholder or by the occurrence of any other event or events, including the termination of any trust or estate for which the stockholder is acting as a fiduciary or the dissolution or liquidation of any corporation or partnership. Upon termination of the merger agreement for any reason, the irrevocable proxy will terminate automatically.

Representations and Warranties

         The voting agreement contains a number of representations and warranties by the parties to the voting agreement. If any of Shaw
Environmental's representations and warranties are inaccurate, the signing stockholders will have no recourse to their shares or to Shaw Environmental for claims arising from the voting agreement, except for breaches of the representations, warranties, covenants and agreements in the voting agreement.

         The representations and warranties of the parties will survive the closing of the merger until the expiration of the applicable statute of limitations.

                          STOCK OWNERSHIP OF MANAGEMENT
                            AND PRINCIPAL STOCKHOLDER

         The following table sets forth information regarding the beneficial ownership of our common stock as of February 18, 2003 by (a) each person known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of our common stock, based upon Company records or Securities and Exchange Commission filings, (b) each member of our board of directors, (c) our executive officers and (d) all directors and executive officers as a group. We believe that each of the stockholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.

                                                              Amount and Nature of
Name of Beneficial Owner                                      Beneficial Ownership(1)                Percent of Class
-----------------------------------------------------------------------------------------------------------------------
Warburg, Pincus Ventures, L.P.................................         1,015,873(2)                       25.2%
Richard W. Schowengerdt, Executive Officer....................           174,604                           4.3%
Robert S. Hillas, Director and Executive Officer..............           134,122                           3.3%
Robert F. Johnston, Director..................................            61,708                           1.5%
William R. Cook, Director.....................................            10,000                            *
Robert W. Dunlap, Director....................................             9,800                            *
David N. Enegess, Executive Officer...........................             2,817                            *
Peter J. Neff, Director.......................................               584                            *
All directors and executive officers as a group (seven persons)          393,635                           9.8%

_____________________________

*      Less than 1.0%.

(1) Shares issuable upon exercise of outstanding options held by our directors and executive officers have been excluded from this table because such directors and executive officers have agreed with us to terminate their stock options immediately prior to the closing of the merger. See "The Merger--Interest of Certain Persons in the Merger."

(2) The stockholder is Warburg, Pincus Ventures, L.P. ("WPV"). Warburg Pincus & Co. ("WP") is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017.

                       TRADING HISTORY OF OUR COMMON STOCK

Market Price Data

         Envirogen common stock was listed on the Nasdaq SmallCap Market under the symbol "ENVG" during the periods presented below until it was delisted from the Nasdaq SmallCap Market on February 7, 2003. The common stock prices are inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions. The following table sets forth, for the periods indicated, the high and low closing prices for Envirogen common stock as reported by Nasdaq.

                                                          High           Low
                                                      -----------    -----------

   Fiscal Year Ended December 31, 2001
        First Quarter                                    $1.38          $0.97
        Second Quarter                                   $1.18          $0.90
        Third Quarter                                    $1.45          $0.88
        Fourth Quarter                                   $1.80          $0.90

   Fiscal Year Ended December 31, 2002
        First Quarter                                    $1.56          $1.11
        Second Quarter                                   $1.45          $0.90
        Third Quarter                                    $1.15          $0.52
        Fourth Quarter                                   $0.78          $0.39

   Fiscal Year Ended December 31, 2003
        First Quarter (through February 6, 2003)         $0.98          $0.71


Recent Information

         Our shares of common stock were delisted from the Nasdaq SmallCap Market on February 7, 2003 because our common stock had failed to meet the minimum bid price requirements of the Nasdaq SmallCap Market. Since our common stock was delisted, our common stock has been eligible for trading on the OTC Bulletin Board and in the over-the-counter market in what is commonly referred to as the "pink sheets." Such alternatives are generally considered to be less efficient markets, and investors may find it more difficult to dispose of, or to obtain accurate quotations as to, the market price of our common stock. For a more detailed discussion of the possible consequences related to the delisting of our common stock from the Nasdaq SmallCap Market, see "The Merger--Reasons for and Fairness of the Merger--Recent Nasdaq Delisting" on page 15.

         On January 30, 2003, the last trading day before announcement of the execution of the merger agreement, the closing price per share of our common stock as reported by Nasdaq was $0.74, and on February 12, 2003, the record date for the special meeting, the last reported bid price per share of our common stock on the OTC Bulletin Board was $____. The market price for our common stock is subject to fluctuation and you are urged to obtain current market quotations for our common stock before making any decision with respect to the merger agreement and the merger.

         Our stock has recently traded at relatively low volumes; for example, during the 13-month period ended January 30, 2003 (the trading day immediately preceding the announcement of the signing of the merger agreement), there was no trading activity in our common stock on 120 separate days and the daily trading volume of our common stock exceeded 10,000 shares on only 12 days. Thus, due to the low trading volume of our common stock, it is reasonable to assume that any effort by a stockholder to dispose of a significant number of shares could adversely affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains forward-looking statements. These statements relate to future events or the future financial performance of Envirogen. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "plans," "believes," "anticipates," "expects" and "intends," or the negative of such terms, and similar terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We are not obligated to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of anticipated events.

                       WHERE YOU CAN FIND MORE INFORMATION

         Envirogen is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained upon payment of prescribed fees at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding the companies, including Envirogen, that file electronically with the SEC.

                   OTHER INFORMATION AND STOCKHOLDER PROPOSALS

         We know of no other matters that may properly be, or which are likely to be, brought before the special meeting.

         If the merger discussed in this proxy statement does not occur, our next annual meeting will be held on May 16, 2003. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals intended for inclusion in our proxy statement for our 2003 annual meeting must have been submitted in writing to Envirogen, Inc., 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, Attention: President, and must have been received by us by December 15, 2002.

         The date after which notice of a stockholder proposal submitted outside of the process of Rule 14a-8 of the Securities Exchange Act of 1934 is considered untimely is February 28, 2003. If notice of a stockholder proposal submitted outside of the process of Rule 14a-8 of the Securities Exchange Act of 1934 is received by us after February 28, 2003, then our proxy for our 2003 annual meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting. For such proposals that are timely filed, we retain discretion to vote proxies that we receive, provided that (i) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a proxy statement.


                                By Order of the Board of Directors,

                                /s/ Robert S. Hillas

                                Chairman, President and Chief Executive Officer






Lawrenceville, New Jersey
February __, 2003

                                                                        ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                ENVIROGEN, INC.,

                    SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC.

                                       and

                          TONIC ACQUISITION CORPORATION





                          Dated as of January 30, 2003

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of January 30, 2003, among ENVIROGEN, INC., a Delaware corporation (the "Company"), SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC., a Louisiana corporation ("Parent"), and TONIC ACQUISITION CORPORATION, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"; the Company and Merger Sub sometimes being hereinafter together referred to as the "Constituent Corporations").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, at the effective time of such merger, each outstanding share (a "Share" or the "Shares") of the common stock, par value $0.01, of the Company (the "Common Stock") shall be converted into and become exchangeable for Ninety Cents ($0.90) in cash without interest (the "Cash Exchange Price").

         WHEREAS, the Company desires to solicit the approval of the holders of the Shares (the "Shareholders") for the Merger and the other transactions contemplated hereby;

         NOW, THEREFOR, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                       THE MERGER; CLOSING; EFFECTIVE TIME

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law ("DGCL"). Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

         1.2 Closing. Unless this Agreement shall have been terminated and the Merger abandoned pursuant to Article VII hereof, the closing of the Merger (the "Closing") shall take place (i) at the offices of Parent, 4171 Essen Lane, Baton Rouge, Louisiana 70809 at 9:00 a.m., Central time, on the first Business Day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

         1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger consistent with this Agreement (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date and at the time that the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

         1.4 Options. The Company shall take all necessary action to provide that, at the Effective Time, all of the Company's Stock Option Plans (as defined in Section 4.1(b)) have been terminated and that each Company Option (as defined in Section 4.1(b)) has been terminated with the written consent of the holder of such Company Option.

         1.5 Stock Credits. At or prior to the Effective Time, the Company shall take the following actions in regard to the Company's Deferred Fee Plan for Non-Employee Directors (the "Deferred Fee Plan"): (1) terminate the Deferred Fee Plan; and (2) pay each director in lieu of each Share that would have been distributed from the director's Stock Account (as defined in the Deferred Fee
Plan) upon the director's termination of service, an amount in cash equal to the Cash Exchange Price multiplied by the number of Shares credited to each director's Stock Account (less any applicable withholding tax).

                                   ARTICLE II
                        CERTIFICATE OF INCORPORATION AND
               BY-LAWS OF THE SURVIVING CORPORATION; OFFICERS AND
                     DIRECTORS OF THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law, except that Article Fourth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

         2.2 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

         2.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

         2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation (except that T.A. Barfield, Jr. shall be Chief Executive Officer and Robert S. Hillas shall be President) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                  ARTICLE III
               EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
                      CERTIFICATES FOR MERGER CONSIDERATION

         3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Capital Stock (as defined in Section 8.2) of the Company:

                  (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, the Cash Exchange Price, without interest (the "Merger Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Dissenters' Shares, as defined in Section 3.3) shall thereinafter represent only the right to receive the Merger Consideration.

                  (b) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         3.2 Exchange of Certificates for Merger Consideration.

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank, trust company or other entity selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding Shares to be paid pursuant to Section 3.1(a) in exchange for outstanding Shares upon due surrender of the Certificates (or compliance with Section 3.2(f) of this Agreement) pursuant to the provisions of this
Article III (such aggregate cash amount when paid to the Exchange Agent being hereinafter referred to as the "Merger Fund").

                  (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal (which shall, among other matters, specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates (or compliance with Section 3.2(f) of this Agreement) by the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration due and payable to such holder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of the Merger Consideration due and payable in respect of such holder's Shares and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. All Merger Consideration paid upon surrender for exchange of Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for the amount of cash to be paid upon due surrender of the Certificate may be delivered to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

                  (d) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any investments thereof) that remains unclaimed by the Shareholders of the Company for one year after the Effective Time shall be paid to Parent. Any Shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their Merger Consideration payable pursuant to Section 3.1 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) Return of Consideration. Any portion of the Merger Fund representing Merger Consideration payable in respect of Dissenters' Shares for which appraisal rights have been perfected (in accordance with the DGCL) shall be returned to Parent, upon Parent's demand.

                  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in an amount determined by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to such Person the Merger Consideration payable pursuant to Section 3.1 represented by such Certificate.

                  (g) Investment of the Merger Fund. To the extent not immediately required for payment on surrendered Shares, proceeds in the Merger Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Rating Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

         3.3 Dissenters' Shares. Notwithstanding Section 3.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL ("Dissenters' Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal in accordance with the DGCL, such Dissenters' Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Dissenters' Shares, and Parent shall have the right to participate (and after the Closing, to direct) in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

                  (a) Organization, Good Standing, Corporate Power and Qualification; Subsidiary and Other Interests.

                           (i) The Company has only one Subsidiary, MWR, Inc., a
Michigan corporation. Each of the Company and its Subsidiary (x) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, (y) has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (z) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 8.2). The Disclosure Memorandum contains a correct and complete list of the jurisdictions where each of the Company and its Subsidiary is organized and authorized to conduct business. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiary's certificates of incorporation and bylaws, each as amended to the date hereof and each of which are in full force and effect.

                           (ii) The Company owns all of the outstanding Capital
Stock of its Subsidiary and such Capital Stock is free and clear of all Liens except for Permitted Liens (as defined in Section 8.2). Neither the Company nor its Subsidiary has any equity investment or ownership interest in any other Person other than the Company's interest in its Subsidiary.

                  (b) Capital Structure. The authorized Capital Stock of the Company consists of (i) fifty-two million (52,000,000) Shares, of which 4,032,985 were outstanding and 9,917 were held in treasury as of the close of business on January 30, 2003, and (ii) two million (2,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), none of which Preferred Shares is outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Disclosure Memorandum contains a correct and complete list as of January 30, 2003 of each outstanding purchase right, or option (each a "Company Option") to purchase Shares, including all Company Options issued under the Company's 1990 Incentive Stock Option and Non-Qualified Stock Option Plan, 2000 Incentive Stock Option and Non-Qualified Stock Option Plan, and 1993 Director's Non-Qualified Stock Option Plan, in each case as amended to the date hereof (collectively, the "Stock Option Plans"), including the holder, date of grant, exercise price and number of Shares subject thereto. The Disclosure Memorandum also contains a correct and complete list as of January 30, 2003 of each outstanding right to convert stock credits issued pursuant to the Deferred Fee Plan (the "Director Conversion Rights") into Shares, including the name of each director and the number of Shares to which he is entitled under the Deferred Fee Plan. The Stock Option Plans and the Deferred Fee Plan are the only plans under which any Company Options or conversion rights are outstanding. As of January 30, 2003, other than the 766,409 Shares reserved for issuance upon exercise of outstanding Company Options and the 168,536 Shares reserved for issuance upon exercise of the Director Conversion Rights, there are no Shares reserved for issuance or any commitments for the Company to issue Shares. Each of the outstanding shares of Capital Stock of the Company's Subsidiary owned by the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Law). Except for Company Options and the Director Conversion Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements or commitments to issue or sell any shares of Capital Stock or other securities of the Company or its Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company, any shares of Capital Stock or other securities of the Company or its Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter ("Voting Debt"). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Capital Stock or other securities of the Surviving Corporation pursuant to the Stock Option Plans or the Deferred Fee Plan. The Shares constitute the only class of securities of the Company or its Subsidiary registered or required to be registered under the Exchange Act. The Company is not the beneficial owner of any equity securities, except shares of Capital Stock of its Subsidiary.

                  (c) Corporate Authority; Approval and Fairness.

                           (i) The Company has all requisite corporate power and
authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"). Assuming due execution and delivery by Parent and Merger Sub, this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

                           (ii) The Company's Board of Directors has unanimously
approved this Agreement and the Merger and the other transactions contemplated by this Agreement, has received and reviewed the opinion of Raymond James & Associates, Inc., financial advisors to the Company's Board of Directors (the "Financial Advisor"), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the Shareholders from a financial point of view (the "Fairness Opinion") and has duly taken all other actions described in Section 4.1(j).

                  (d) Governmental Filings; No Violations.

                           (i) Other than the filings and/or notices (A) with
the Delaware Secretary of State, (B) under the Securities Exchange Act of 1934 (the "Exchange Act"), (C) to comply with state securities or "blue sky" laws, and (D) with the National Association of Securities Dealers (the "NASD"), no other notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits or authorizations (collectively, "Government Consents") required to be obtained by the Company from any court or other governmental or regulatory authority, agency, commission, body or other governmental entity (a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

                           (ii) The execution, delivery and performance of this
Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or of its Subsidiary, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of any Lien on the assets of the Company or its Subsidiary (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation (a "Contract") binding upon the Company or its Subsidiary or any order, writ, injunction, decree of any court or any Law or governmental or non-governmental permit or license to which the Company or its Subsidiary is subject or (C) any change in the rights or obligations of any party under any Contract; except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to create a liability or obligation to the Company or its Subsidiary greater than $25,000 or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. There are no Contracts of the Company or its Subsidiary which are material to the Company and its Subsidiary, taken as a whole, pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the other transactions contemplated by this Agreement.

                  (e) Company Reports; Financial Statements and Matters. The Company has made available to Parent each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 2001 (the "Audit Date") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports complied, and any Company Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder. The Company Reports did not, and any Company Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiary as of its date and each of the consolidated statements of operations, cash flows and changes in shareholders equity, included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, shareholders' equity, as the case may be, of the Company and its Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and complies with accounting principles generally accepted in the United States, ("GAAP") consistently applied during the periods involved, except as may be noted therein. The certifications required pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Company Reports are true, correct and complete and Parent and Merger Sub are entitled to rely thereon. The Company has heretofore made available, or promptly will make available, to Parent a complete and correct copy of all amendments or modifications (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC, the Company Reports, agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act. For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2001 set forth in the Company 10-K for the fiscal year ended, December 31, 2001. Except as set forth in the Company Reports filed with the SEC prior to the date hereof, neither the Company nor its Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required under GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiary taken as a whole. Except as set forth in the Disclosure Memorandum, the accounts receivable of the Company are fully collectible in the ordinary course of business within 180 days of the date upon which an invoice therefor was tendered by the Company, net of reserves for doubtful accounts. The Company has and maintains adequate records necessary to support the amounts it invoices its customers and any claims for changes and extra compensation for work performed. At Parent's request, the Company will provide copies of any such available records to Parent. There shall not be outstanding as of the Closing, and the Company has not entered into any unterminated agreement providing for the extension or guarantee of any credit or any indebtedness for borrowed money (including without limitation for working capital purposes) or for the purchase or lease of goods or services having aggregate remaining payments greater than $50,000. The Company has no liability to reimburse, and has not guaranteed, any sums with respect to work that has been submitted by other consultants and contractors (and similar third parties) for reimbursement under the PECFA program except as disclosed in the Disclosure Memorandum. The reserves and accruals on the Company's financial statements with respect to PECFA work, present fairly and adequately and to the knowledge of the Company, fully provide for all liabilities arising out of or related to such work, including guarantees and warranties made with respect to such PECFA work.

                  (f) Absence of Certain Changes. Except as disclosed in the Disclosure Memorandum or in the Company Reports filed prior to the date hereof, since the Audit Date, the Company and its Subsidiary have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices, and there has not been any (i) change in the financial condition, properties, business or results of operations of the Company and its Subsidiary; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiary, not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the Capital Stock of the Company or its Subsidiary or any repurchase, redemption or other acquisition by the Company or its Subsidiary of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or its Subsidiary; (iv) amendment of any material term of any outstanding security of the Company or its Subsidiary; (v) incurrence, assumption or guarantee by the Company or its Subsidiary of any indebtedness;
(vi) creation or assumption by the Company or its Subsidiary of any Lien (other than Permitted Liens) on any asset, except as disclosed in the Company Reports;
(vii) making of any loan, advance or capital contributions by the Company or its Subsidiary to, or investment in, any Person other than (x) loans or advances to employees in connection with business-related travel, and (y) loans, advances or capital contributions to, or investments in, its Subsidiary, and in each case made in the ordinary course of business consistent with past practices; (viii) transaction or commitment made, or any contract or agreement entered into, by the Company or its Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or its Subsidiary of any contract or other right, in either case, material to the Company and its Subsidiary, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or (x) change by the Company or its Subsidiary in accounting principles, practices or methods. Since the Audit Date, except as disclosed in the Disclosure Memorandum or in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or its Subsidiary to (a) officers or employees of the Company or its Subsidiary or (b) or any amendment of any of the Compensation and Benefit Plans (as defined in Section 4.1(h)).

                  (g) Litigation and Liabilities. Except as disclosed in the Disclosure Memorandum or in the Company Reports, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 4.1(k)), (iii) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary involving the manufacture, use, storage, disposal or presence of asbestos, or (iv) other facts or circumstances of which the Company has knowledge that are reasonably likely to result in any claims against, or obligations or liabilities of, the Company or its Subsidiary.

                  (h) Employee Benefits.

                           (i) For purposes of this Agreement, "Compensation and
Benefit Plans" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement maintained or contributed to by the Company or its Subsidiary that covers employees or directors of the Company or its Subsidiary, or pursuant to which former employees or directors of the Company or its Subsidiary are entitled to current or future benefits. All Compensation and Benefit Plans are in writing and there are no oral (or other) Compensation and Benefit Plans. The Company has made available to Parent copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Compensation and Benefit Plans which are maintained pursuant to written plan documents and are maintained, or contributed to, by the Company or its Subsidiary or any person or entity that, together with the Company and its Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current employees, officers or directors of the Company or its Subsidiary. The Compensation and Benefit Plans are listed in the Company's Disclosure Memorandum. The Company has also made available to Parent true, complete and correct copies of (1) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Compensation and Benefit Plan (if any such report was required), (2) the most recent summary plan description for each Compensation and Benefit Plan for which such summary plan description is required and (3) each trust agreement and group annuity contract related to any Compensation and Benefit Plan. Each Compensation and Benefit Plan has been administered in accordance with its terms. All the Compensation and Benefit Plans are in material compliance with applicable provisions of ERISA and the Code.

                           (ii) All Pension Plans have been the subject of
determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and that the related trusts are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (except to the extent that the remedial amendment period under Section 401(b) of the Code with respect to such Pension Plan or any amendment thereto has not closed), and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs. Each Compensation and Benefit Plan is in substantial compliance with all reporting and disclosure requirements of ERISA and the Code, and the Company, its Subsidiary and each Commonly Controlled Entity is, in respect of each such plan, in compliance with the fiduciary responsibility provisions of ERISA.

                           (iii) Neither the Company, nor its Subsidiary, nor
any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

                           (iv) The Disclosure Memorandum lists all outstanding
Stock Options as of January 17, 2003, showing for each such option: (A) the number of shares issuable, (B) the number of vested shares, (C) the date of expiration and (D) the exercise price.

                           (v) All contributions required to be made under the
terms of any Compensation and Benefit Plan on or before the date hereof have been timely made. Neither the Company, nor its Subsidiary, nor any Commonly Controlled Entity nor any officer, director or employee of any of them has, in respect of any Compensation and Benefit Plans, committed any prohibited transaction under ERISA Section 406 or 407 or Code Section 4975 or otherwise incurred excise tax liability under Chapters 43 and 47 under Subtitle D of the Code.

                           (vi) Except as provided by this Agreement or in the
Disclosure Memorandum, no employee of the Company or its Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Compensation and Benefit Plan as a result of the transactions contemplated by this Agreement.

                           (vii) Each Compensation and Benefit Plan complies in
all material respects with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder and all other applicable laws. All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

                           (viii) Each group health plan as defined in Section
5000(b)(i) of the Code sponsored by the Company materially complies with the health care continuation provisions of COBRA and the Medicare Secondary Payor Provisions of Section 1826 (b) of the Social Security Act, and the regulations promulgated thereunder.

                           (ix) Except as disclosed in the Disclosure
Memorandum, neither the Company nor its Subsidiary provides any welfare benefits including health, life, or disability insurance, pursuant to a welfare benefit plan (as defined in ERISA Section 3(1)) or otherwise to any former employee except pursuant to Section 4980B of the Code.

                  (i) Compliance with Laws. The Company and its Subsidiary each has in effect all permits (including any required under Environmental Laws) necessary for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no default under any such permit other than defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of each of the Company and its Subsidiary have not been, and are not being, conducted in violation of any applicable law, ordinance, regulation, judgment, order, injunction, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Since January 1, 1998, the Company and its Subsidiary each has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entities, except for the failure to file any such reports or statements that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each report and other document or its Subsidiary, including financial statements, exhibits, and schedules thereto, filed by the Company with any Governmental Entities complied in all material respects with all applicable Laws. Except as set forth in the Disclosure Memorandum or in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or it Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

                  (j) Takeover Statutes. No "fair price," "moratorium" or "control share acquisition" anti-takeover statute or regulation of the States of Delaware, New Jersey, or Louisiana (each a "Takeover Statute") is applicable to the Company, the Shares, the Merger, this Agreement or any of the other transactions contemplated by this Agreement. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement the provisions of Section 203 of DGCL to the extent, if any, such Section is applicable to Merger, this Agreement and the transactions contemplated by this Agreement.

                  (k) Environmental Matters.

                           (i) The term "Environmental Laws" means any Federal,
state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. ss. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment,
(B) the generation, treatment, storage, presence, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (C) natural resources, or (D) the environment, and includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801 et seq., the Federal Water Pollution Prevention and Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Oil Pollution Act of 1990, Pub. L. 101-380, August 18, 1990, Industrial Site Recovery Act, (N.J.S.A. 13:1K-6, et seq.) ("ISRA"); Solid Waste Management Act (N.J.S.A. 13:1H-1 et seq.); N.J. Freshwater Wetlands Act (N.J.S.A. 13:9B-1 et seq.); Brownfield and Contaminated Site Remediation Act (N.J.S.A. 58:10B-1 et. seq.); Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq. 1317, 1321); NJ Water Pollution Control Act (N.J.S.A. 58A:
10A-1 et seq.); Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); N.J. Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.); Atomic Energy Act of 1954 (42 U.S.C.A. ss.ss. 2011 et seq.) and NJ Underground Storage of Hazardous Substance Act (N.J.S.A. 58: 10A et seq.), Wisconsin Petroleum Environmental Cleanup Fund Act, Wis. Stat. ss. 101.43, and all "Environmental Laws" as they are defined in any indemnification provision in any contract, lease, or agreement to which the Company is a party. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. ss. 9601(14)),
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, (6) radioactive materials, (7) medical waste, (8) naturally-occurring or genetically-modified microorganisms, and (9) "Hazardous Substance" or "Hazardous Material" as those terms are defined in any Federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction and in any indemnification provision in any contract, lease or agreement to which the Company is a party.

                           (ii) The Company does not own, nor has it ever owned,
any real property. Except as set forth in the Disclosure Memorandum, during the period of operation by the Company and its Subsidiary of any of their current or previously leased real property, and to the knowledge of the Company there have been no Releases of Hazardous Material by the Company or its Subsidiary in, on, under or affecting such real property or any surrounding site, and neither the Company nor its Subsidiary has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release. There is no material amount of exposed friable asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company or its Subsidiary and used in the conduct of their respective businesses. Except as set forth in the Disclosure Memorandum, neither the Company nor its Subsidiary has, at any time, manufactured, used, sold, or distributed asbestos or any product containing any significant amount of asbestos. There have been no Releases of Hazardous Material by the Company or its Subsidiary in, on, under or affecting such real property or any surrounding site at times outside of such periods of operation or lease or by any other party. To the knowledge of the Company, no third party property is contaminated with any Hazardous Substances that may subject the Company or its Subsidiary to liability under any Environmental Laws. Except as disclosed in the Disclosure Memorandum, the Company and its Subsidiary have not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any real property operated or leased by the Company or its Subsidiary. To the knowledge of the Company, the real property currently operated or leased by the Company or its Subsidiary possesses all material permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the conduct of business thereat, and are in compliance with all Environmental Laws.

                           (iii) Except as set forth in the Disclosure
Memorandum, to the knowledge of the Company, there are no circumstances or conditions involving the Company, its Subsidiary or their respective employees that could reasonably be expected to result in any claims, liability or investigations under any Environmental Law or relating to Hazardous Substances arising out of the ownership, operation or management of all or any portion of a facility, or out of the arrangement for the treatment, transportation, or disposal of, or ownership or possession or choice of the treatment, storage or disposal facility for, any material with respect and to the extent to which the Company or its Subsidiary provided services before the Closing.

                           (iv) Neither the Merger nor any of the other
transactions contemplated by this Agreement requires any permit or other consent, nor the payment of any application fee, or other fee or charge under ISRA or similar Law regulating property transfers.

                  (l) Intellectual Property.

                           (i) Items Included in Intellectual Property.
"Intellectual Property" shall include issued patents, pending patent applications, inventions, discoveries, copyrights, software developed by the Company, trade secrets, know how, confidential information, trade names, registered and unregistered trademarks and service marks, trademark and service mark registration applications, and Internet domain names owned or licensed by the Company that are currently used or expected to be used in the operation of the Company's business. The Company acknowledges that the Intellectual Property ("IP") shall include not only IP assets specifically listed on the Disclosure Memorandum but also all proprietary information of the Company that is directly related to the IP assets listed on the Disclosure Memorandum.

                           (ii) Fees and Responses. Except as set forth in the
Disclosure Memorandum, the Company has paid all due maintenance, renewal, or similar fees required by the applicable Governmental Entity to maintain the Intellectual Property intended to be maintained in force by the Company. Except as set forth in the Disclosure Memorandum, the Company has filed responses to all actions from applicable Governmental Entities that have become due relating to the Intellectual Property, both foreign and domestic, and has paid all costs and charges, and taken all acts relating to such actions, including without limitation, payment of attorney's fees necessary to maintain such patent, patent application, trademark registration, service mark registration, domain name registration, or copyright registration in force for Intellectual Property intended to be maintained in force by the Company.

                           (iii) Ownership. Except as otherwise specified in the
Disclosure Memorandum, the Company is the sole owner of the Intellectual Property within the United States or the country of registration in connection with the goods or services offered by the Company, free and clear of liens, licenses (express or implied), or any other claims of current or former employees or third parties. Without limiting the generality of the foregoing, except as listed in the Disclosure Memorandum, the Company has not entered into any agreement or arrangement pursuant to which it has licensed or granted to any customer or any other Person (including any Governmental Entity), rights in any Intellectual Property, invention, development or improvement to pre-existing Intellectual Property other than with respect to a customer's implied right to use. The vesting in a customer of the rights to project data and reports generated in the course of performing services for that customer shall not constitute a violation of this subsection.

                           (iv) Ownership Claims by Others. Except as otherwise
specified in the Disclosure Memorandum, no written claim or demand has been asserted or any proceeding instituted by a third party, including without limitation any opposition proceeding in any foreign or domestic patent office, copyright office, or trademark or service mark registration office, which challenges any right, title or interest of the Company in any of the Intellectual Property, nor, to the knowledge of the Company, is there any basis upon which any such claim or challenge could be made.

                           (v) Royalties. Except as listed in the Disclosure
Memorandum, the Company is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of the Intellectual Property.

                           (vi) Infringement of the Company's Intellectual
Property by Others. Except as listed in the Disclosure Memorandum, the Company has no knowledge that any entity, person or governmental entity is infringing or has misappropriated any of the Company's Intellectual Property.

                           (vii) Record Owner. Except as listed in the
Disclosure Memorandum, the Company or its Subsidiary is the owner of record, or joint owner where such joint ownership is set forth in the Disclosure Memorandum, of the particular item of Intellectual Property.

                           (viii) Duties of Disclosure and Candor. With respect
to each application for patent, trademark, copyright, or other statutory protection, and to the knowledge of the Company, the Company has endeavored to meet its duties of disclosure and candor with respect to all such applications. The Company knows of no prior act that would invalidate the Company's patents or pending patent applications and, to the knowledge of the Company, all inventors were correctly named for the Company's patents and patent applications.

                           (ix) Validity. Except as listed in the Disclosure
Memorandum, for each issued patent, pending patent application, trademark or service mark registration, copyright registration, or domain name registration, the Company has no knowledge of any basis for challenging the validity of the item.

                           (x) Licenses. The Disclosure Memorandum accurately
and completely lists all unexpired licenses or other written agreements affecting Intellectual Property to which the Company is a party. The Disclosure Memorandum includes both (i) licenses under which the Company is granted Intellectual Property rights by others and (ii) licenses under which the Company has granted to others rights in any of the Company's Intellectual Property. Category (ii) shall include sublicenses.

                           (xi) Transferability. Except as listed in the
Disclosure Memorandum, the Company has the right to assign the Company's rights under all license agreements concerning Intellectual Property. Except as set forth in the Disclosure Memorandum, none of such licenses is or will on the Closing Date be subject to termination or cancellation or change in terms or provisions of such license as a consequence of this Agreement or consummation of the transactions provided for herein. Except as set forth in the Disclosure Memorandum, the Company has not granted any Person or Governmental Entity the right to sublicense or generally distribute any of the Company's Intellectual Property.

                           (xii) Patent, Trademark, Service Mark, and Copyright
Infringement by the Company. Except as set forth in the Disclosure Memorandum,
(i) there are no pending claims or demands against the Company for infringement or misappropriation of any patent, trademark, tradename, service mark, copyright, trade secrets, domain names, technology or other proprietary rights in connection with the Company, and (ii) to the knowledge of the Company, the present conduct of the Company's business does not infringe and is not subject to any claim of infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, or trade secrets and technology or other proprietary right.

                           (xiii) Fluid Bed Reactor Design. Except as set forth
in the Disclosure Memorandum, the fluid bed reactors designed by the Company which include a biomass separator feature are designed and built or operated in accordance with claims of one or more of the Company's patents.

                           (xiv) Government Rights. Except as set forth in the
Disclosure Memorandum, there are no government rights in or to the Company's patents or other IP which may have been created through government funding of the Company's research efforts or through the performance of work for Governmental Entities. By way of example, government funding may include contracting with the United States for direct remediation research and work or research done through the United States Small Business Innovation Research or other similar grants. Specifically, there are no government rights to the company's fluid bed reactor designs or any of the Company's technology used for perchlorate remediation.

                  (m) Tax Matters. Except as set forth in the Disclosure Memorandum, (i) the Company and its Subsidiary have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company or its Subsidiary, and all such returns and reports are correct and complete in all material respects; (ii) all Taxes shown to be payable on such returns or reports that are due prior to the date hereof have been timely paid; (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed or, to the knowledge of the Company, has been threatened or is likely to be assessed by a taxing authority against the Company or its Subsidiary other than deficiencies as to which adequate reserves have been provided for in the Company's consolidated financial statements; (iv) the Company has provided in accordance with GAAP adequate reserves in its consolidated financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (v) no claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiary do not file Tax Returns that any of the Company or its Subsidiary are or may be subject to taxation by that jurisdiction; (vi) no contract of the Company or its Subsidiary that is a long-term contract (for purposes of Section 460 of the Code) has been reported on a method of tax accounting other than the percentage of completion method for income tax purposes; (vii) neither the Company nor any Subsidiary has been included in any consolidated, combined or unitary Tax Return (other than for a group of which the Company is the common parent) provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired; and neither the Company nor any Subsidiary has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) (other than for Persons in the group of which the Company is the common parent), as a transferee or successor, by contract, or otherwise;
(viii) as of the Closing Date there will be no excess loss accounts or deferred intercompany gains or losses pertaining to the Company or its Subsidiary; (ix) neither the Company nor its Subsidiary has entered into transfer pricing agreements or other like arrangements with respect to any foreign jurisdiction;
(x) neither the Company or its Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect; (xi) there are no liens with respect to taxes upon any of the assets of the Company or its Subsidiary; and (xii) neither the Company nor its Subsidiary has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. For purposes of this Agreement, "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority, including taxes or other charges on or with respect to net or gross income, franchises, windfall or other profits, gross receipts, property, sales, use, Capital Stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges. Neither the Company nor its Subsidiary is subject to any Tax sharing agreement. No payments to be made to any of the employees of the Company or its Subsidiary will, as a direct or indirect result of the Merger, be subject to the deduction limitations of
Section 280G of the Code.

                  (n) Labor Matters. Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or its Subsidiary the subject of any proceeding asserting that the Company or its Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or its Subsidiary.

                  (o) Insurance. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiary have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Except as disclosed in the Disclosure Memorandum, no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. The Disclosure Memorandum provides a complete listing of all insurance policies that the Company currently has in place.

                  (p) Brokers and Finders. Neither the Company nor its Subsidiary, officers, directors, or employees or other Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed the Financial Advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

                  (q) Certain Business Practices. Neither the Company, its Subsidiary nor any directors, officers, agents or employees of the Company or its Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment prohibited by applicable Law.

                  (r) Customers. The documents and information supplied by the Company to Parent, Merger Sub or any of their representatives in connection with this Agreement with respect to relationships and volumes of business done with significant customers was accurate in all material respects.

                  (s) Government Contracts. Except as disclosed in the Disclosure Memorandum:

                           (i) With respect to each Government Contract or Bid
to which the Company and/or its Subsidiary is a party: (A) all representations and certifications were current, accurate and complete when made, and the Company and its Subsidiary have fully complied with all such representations and certifications; (B) since January 1, 2000, no allegation has been made, either orally or in writing, that the Company or its Subsidiary is in breach or violation of any material statutory, regulatory or contractual requirement; (C) since January 1, 2000, no termination for convenience, termination for default, cure notice or show cause notice has been issued; (D) since January 1, 2000, no cost in excess of $10,000 incurred by the Company, its Subsidiary or any of their respective subcontractors has been questioned or disallowed; and (E) since January 1, 2000, no money due to the Company or its Subsidiary has been (or has threatened to be) withheld or set off.

                           (ii) Neither the Company nor its Subsidiary, nor any
of the Company's or its Subsidiary' directors, officers or employees, nor, to the knowledge of the Company, any of the Company's agents or consultants is (or for the last three years has been) (A) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (B) suspended or debarred (or threatened to be suspended or debarred or otherwise prohibited) from doing business with any governmental authority or declared nonresponsible or ineligible for government contracting or participating in any government program. None of the Company nor its Subsidiary has made a voluntary disclosure to any governmental authority with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or its Subsidiary in the future.

                           (iii) Since January 1, 2000, no Governmental Entity
nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or its Subsidiary, nor has the Company or its Subsidiary asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid, in each case involving an amount in excess of $10,000. There are no facts of which the executive officers of the Company are aware upon which such a claim or dispute proceeding may be based in the future.

                           (iv) Definitions. The following terms, as used
herein, shall have the following meanings:

                  "Bid" means any quotation, bid or proposal by the Company, its Subsidiary or any of their respective Affiliates which, if accepted or awarded, would lead to a contract with a governmental authority or any other entity, including a prime contractor or a higher tier subcontractor to a governmental authority, for the design, manufacture or sale of products or the provision of services by the Company or its Subsidiary.

                  "Governmental Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company or its Subsidiary between the Company and/or any of its Subsidiary and (A) any governmental authority, (B) any prime contractor to a governmental authority or
(C) any subcontractor with respect to any contract described in clause (A) or (B).

                  (t) Actions, Suits. The Company has no knowledge of (i) any actions, suits, claims or proceedings, governmental or otherwise, pending or threatened against the property surrounding or on which the Company's Headquarters or any other office or facility owned or leased by the Company is located, or any portion thereof; (ii) any condemnation, pending or threatened, of any such property or any portion thereof, including any right of access to property; (iii) any government plans for public improvements that might result in a special assessment against any such property; or (iv) any pending or threatened change in the zoning of any such property.

                  (u) Material Contracts. Except as listed in the Disclosure Memorandum, none of the Companies, its Subsidiary nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $20,000, (ii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to a Company Report, or (iii) any other Contract (x) having a value or projected revenues remaining over the term of the Contract greater than $100,000, or (y) which as of the date of this Agreement, is executory as to both the Company and its customer and has a value or total projected revenues over the term of the Contract greater than $250,000 (Contracts referred to in this section, "Company Contracts"). With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) neither the Company nor its Subsidiary is in default thereunder in any material respect; (iii) neither the Company nor its Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the knowledge of the Company or its Subsidiary, in default in any material respect.

                  (v) Derivatives. Neither the Company nor its Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Company Material Adverse Effect.

         4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represents and warrants to the Company as follows:

                  (a) Organization, Good Standing and Qualification. (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana (ii) has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, has not had and is not reasonably likely to have a Parent Material Adverse Effect (as defined in Section 8.2).

                  (b) Ownership of Merger Sub. All of the issued and outstanding Capital Stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are no (i) other outstanding shares of Capital Stock or other voting securities of Merger Sub, (ii) securities of Merger Sub convertible into or exchangeable for shares of Capital Stock or other voting securities of Merger Sub or (iii) options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any Capital Stock, other voting securities or securities convertible into or exchangeable for Capital Stock or other voting securities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  (c) Corporate Authority.

                           (i) Each of Parent and Merger Sub has all requisite
corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. Assuming due execution and delivery by the Company, this Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

                           (ii) The Boards of Directors of Parent and Merger Sub
have unanimously approved this Agreement and the Merger and the other transactions contemplated hereby.

                  (d) Governmental Filings; No Violations.

                           (i) Other than the filings and/or notices (A) to
comply with state securities or "blue sky" laws, and (B) required to be made with the NASD, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Government Consents required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                           (ii) The execution, delivery and performance of this
Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of Parent or Merger Sub, (B) a breach or violation of, or a default under, the acceleration of or the creation of a Lien, on the assets of Parent or its Subsidiary (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or its Subsidiary or any Law to which Parent or its Subsidiary is subject or (C) any change in the rights or obligations of any party under any such Contract, except, in the case of clause
(B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                  (e) Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective officers, directors, employees or other Affiliates, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

                  (f) Funding. On the date hereof and at the Effective Time, Parent and Merger Sub have and will have possession of, or have and will have available, all the funds necessary for the acquisition of all Shares outstanding as of the Effective Time and to perform their respective obligations under this Agreement.

                  (g) No Ownership of Shares. Neither Parent nor Merger Sub nor any of their respective affiliates beneficially owns any Shares.

                                    ARTICLE V
                                    COVENANTS

         5.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiary that, after the date hereof and prior to the Effective Time, unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, it shall comply with all of the covenants provided in this Section 5.1 (provided, however, with respect to the covenants in subsections (c)(v), (f), (g), (k), (l), and (m) only, Company shall comply with such covenant unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, it being agreed that Parent's approval shall be deemed to have been given if Parent does not provide to the Company written notice of its objection within three(3) Business Days of written notice from the Company), except as otherwise expressly contemplated by this Agreement:

                  (a) the business of it and its Subsidiary shall be conducted in the ordinary course consistent with past practices and, to the extent consistent therewith, it and its Subsidiary shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

                  (b) it shall not, (i) issue, sell or otherwise dispose of or subject to Lien (other than Permitted Liens) its Subsidiary's Capital Stock owned by it; (ii) amend its charter or bylaws; (iii) split, combine or reclassify its outstanding shares of Capital Stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Capital Stock; (v) repurchase, redeem or otherwise acquire or permit its Subsidiary to purchase or otherwise acquire, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock; (vi) form, organize or capitalize any Subsidiary; or (vii) adopt a plan of complete or partial liquidation or dissolution, merger or otherwise restructure or recapitalize or consolidate with any Person other than Merger Sub;

                  (c) neither it nor its Subsidiary shall (i) authorize for issuance or issue, sell or otherwise dispose of or subject to any Lien (other than Permitted Liens) any shares of its Capital Stock, or securities convertible into or exchangeable or exercisable for, options, warrants, calls, commitments or rights of any kind to acquire, any shares of its Capital Stock of any class or any Voting Debt (other than Shares issuable pursuant to Company Options outstanding on the date hereof); (ii) transfer, lease, license, guarantee, sell or otherwise dispose of or subject to any Lien (other than Permitted Liens) any other property or assets or incur or modify any indebtedness or other liability;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans to any other Person (other than to the Subsidiary or customary loans or advances to employees in connection with business-related travel in the ordinary course of business consistent with past practices); or
(v) make any commitments for, make or authorize any capital expenditures other than in amounts less than $10,000 individually and $50,000 in the aggregate (unless and to the extent fully paid for in advance by a customer of the Company) or, by any means, make any acquisition of, or investment in, assets or stock of any other Person;

                  (d) except as may be required to comply with applicable law or by existing contractual commitments, neither it nor its Subsidiary shall (i) enter into any new agreements or commitments for any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees or consultants except for specific arrangements required as a condition to closing of the Merger or (ii) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plan or increase or accelerate the salary, wage, bonus or other compensation of any employees or directors or consultants or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Compensation and Benefit Plan;

                  (e) neither it nor its Subsidiary shall, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

                  (f) neither it nor its Subsidiary shall, except as may be required under GAAP in connection with the audit of the 2002 Financial Statements (as defined in Section 6.2(l)) or the preparation of the Company Reports after the date hereof, in each case in the ordinary course of business consistent with past practice, revalue in any respect any of its assets, including writing-down the value of inventory or writing-off notes or accounts receivable, or make any adjustment in any accrual or reserve other than in the ordinary course of business consistent with past practices; provided, however, no adjustments greater than $100,000 in the aggregate shall be made in the Company's PECFA reserve;

                  (g) neither it nor its Subsidiary shall settle or compromise any claims or litigation or terminate or amend or modify any of its material Contracts or waive, release or assign any rights or claims, except (i) PECFA claims where the difference between the claim value and the settlement amount is less than $25,000 and (ii) other claims or litigation less than $10,000 if such settlement or compromise would be in excess of any reserve or accrual on the Balance Sheet with respect to such claim;

                  (h) neither it nor its Subsidiary shall make any Tax election or, to the extent within the control of the Company or its Subsidiary, permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;

                  (i) neither it nor its Subsidiary shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

                  (j) neither it nor its Subsidiary will authorize or enter into any agreement to do any of the foregoing;

                  (k) neither it nor its Subsidiary shall enter into any agreement to perform work reimbursable under the PECFA program unless, as a part of all agreements for such work, it expressly disclaims in writing any obligation to guarantee or reimburse any amounts not paid by the State of Wisconsin under such program;

                  (l) neither it nor its Subsidiary shall enter into any agreement to provide services having a value of, or with projected revenues over the life of the project, greater than $100,000 and not on the Company's standard terms and conditions; and

                  (m) neither it nor its Subsidiary shall enter into any agreement or arrangement pursuant to which it grants any customer or any other person a license or other rights in any Intellectual Property, invention, development or improvement to pre-existing Intellectual Property. Nothing in this subsection shall prevent the Company from vesting in a customer the rights to project data and reports generated in the course of performing services for that customer.

         5.2 Third Party Acquisitions.

                  (a) The Company agrees that neither it nor its Subsidiary nor any of its or its Subsidiary's employees or directors shall, and it shall direct and use its best efforts to cause its and its Subsidiary's agents and representatives (including the Financial Advisor or any other investment banker and any attorney or accountant retained by it or its Subsidiary (collectively, "Company Advisors")) not to, directly or indirectly, initiate, solicit or actively encourage any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined in Section 5.2(b)). The Company further agrees that neither it nor its Subsidiary nor any of its or its Subsidiary's employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisors not to, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as defined in Section 5.2(b)) relating to the proposal of a Third Party Acquisition, or otherwise attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the approval of the Merger by the Company Requisite Vote, the Company's Board determines in good faith, after prompt written notice (but in no case less than three (3) business days prior notice) to the Parent and after taking into consideration the advice of its outside legal counsel that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the confidentiality agreement entered into between the Company and Parent prior to the execution of this Agreement and (y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in this Agreement shall prevent the Company or the Company's Board from (i) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition, if in the good faith judgment of the Board of the Company upon the advice of outside legal counsel, failure to so comply would be inconsistent with its members' obligations under applicable law or (ii) withdrawing its recommendation of the Merger pursuant to Section 5.2(b). The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 5.2(a). The Company agrees to notify Parent as promptly as reasonably practicable in writing if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company, its Subsidiary or any of the Company Advisors, (ii) any confidential or other non-public information about the Company or its Subsidiary is requested from the Company, its Subsidiary or any of the Company Advisors, or
(iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company, its Subsidiary or any of the Company Advisors indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, and thereafter shall keep Parent informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or its Subsidiary, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or its Subsidiary.

                  (b) Except as permitted by this Section 5.2(b), the Company's Board shall not withdraw or modify, or propose publicly to withdraw or modify, its recommendation of the Merger and the other transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company's Board determines in its good faith judgment, after taking into consideration the advice of its outside legal counsel that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company's Board may withdraw its recommendation of the Merger and the other transactions contemplated hereby, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below); provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 7.3(a). For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliate thereof (a "Third Party"); (ii) the licensing or assignment to any Third Party of any of the Intellectual Property in connection with a Third Party Acquisition; (iii) the acquisition by a Third Party of 20% or more of the total assets of the Company and its Subsidiary, taken as a whole (other than the purchase of the Company's products in the ordinary course of business); (iv) the acquisition by a Third Party of 20% or more of the outstanding Shares; (v) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (vi) the repurchase by the Company or its Subsidiary of 20% or more of the outstanding Shares; or (vii) the acquisition by the Company or its Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of the annual revenues, net income or assets of the Company and its Subsidiary, taken as a whole. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiary, taken as a whole, and otherwise on terms which the Board of Directors of the Company by at least a majority vote determines in its good faith judgment (after consultation with the Financial Advisor or another financial adviser of nationally recognized reputation) to be capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal, including the availability of financing therefor) on terms that would be reasonably be expected to be more favorable to the Company's Shareholders from a financial point of view than the transactions contemplated by this Agreement.

         5.3 Filings; Other Actions; Notification.

                  (a) The Company shall promptly, following the execution of this Agreement, prepare and file with the SEC the Proxy Statement, which shall include the recommendation of the Company's Board that Shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the Shareholders of the Company pursuant to the Merger is fair to such Shareholders from a financial point of view. The Company shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the Shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. The Company shall provide for Merger Sub's and Parent's review, within a reasonable time prior to filing with the SEC (and any other Governmental Entity), drafts of
(i) the preliminary and definitive proxy statements; (ii) correspondence to the SEC, and all (iii) responses to any SEC comments and, promptly after receipt, all correspondence and comments from the SEC.

                  (b) Upon and subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiary to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.3 shall require, or be construed to require, Parent or the Company to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses or any interest in any material assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material change in or material restriction on the operations of any such assets or businesses; provided, further, that nothing in this Section 5.3 shall require, or be construed to require, a proffer or agreement that would, in the reasonable judgment of Parent or the Company, be likely to have a material adverse effect on the anticipated financial condition, properties, business or results of operations of the Parent and its Subsidiary after the Merger, taken as a whole, in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any Governmental Agency. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement. In exercising the foregoing right, the Company and Parent shall act reasonably and as promptly as practicable.

                  (c) Each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiary to any Governmental Entity or other Person (including the NASD) in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity alleging that the consent of such third party or Governmental Entity is or may be required with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.4 Information Supplied. Each of Parent and the Company agrees, as to information provided by itself and its Subsidiary, that none of the information included or incorporated by reference in the proxy statement delivered by the Company to its Shareholders in connection with the Merger and any amendment or supplement thereto (the "Proxy Statement") will, at the time the Proxy Statement is cleared by the SEC, at the date of mailing to Shareholders of the Company, and at the time of the Shareholders Meeting (as defined in Section 5.5), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.5 Shareholders Meeting. The Company will, in accordance with applicable Law and its certificate of incorporation and bylaws, take all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC to consider and vote upon the approval of this Agreement and the Merger. The Proxy Statement shall include a statement that the Company's Board approved this Agreement and recommended that the Company's Shareholders vote in favor of this Merger, and the Company shall use all reasonable and customary efforts to solicit such approval; provided, however, that if the Company's Board determines in good faith, after taking into consideration the advice of its outside legal counsel that the Proxy Statement should not contain such recommendation in order for its members to comply with their fiduciary duties under applicable law, then any failure of the Proxy Statement to contain such recommendation shall not constitute a breach of this Agreement.

         5.6 Access. Upon reasonable notice, and except as may otherwise be required by applicable law or relevant contractual provisions contained in such agreements, the Company shall (and shall cause its Subsidiary to) (i) afford Parent's officers, employees, counsel, accountants and other authorized representatives (collectively, "Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, and (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this
Section 5.6 shall be directed to an executive officer of the Company or such Person as may be designated by its officers. All of the information provided to or obtained by Parent, its Affiliates and Representatives shall be treated as "Confidential Information" under, and the parties shall comply with, and shall cause their respective Representatives to comply with, all their respective obligations under, the Confidential Disclosure Agreement, dated December 2, 2002, between the Company and The Shaw Group, Inc. (the "Confidentiality Agreement"). Parent and Merger Sub shall be bound by the Confidentiality Agreement as if original parties thereto.

         5.7 Publicity. The initial press release concerning the Merger has been approved by Parent and the Company and thereafter the Company and its Subsidiary, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity or other Person (including the New York Stock Exchange, NASDAQ or the NASD) with respect hereto, except as may be required by law, by any rule under the Exchange Act or the Securities Act, or by obligations pursuant to any listing agreement.

         5.8 Status of Company Employees; Company Stock Options; Employee Benefits.

                  (a) Parent agrees that following the Effective Time, the employees of the Company and its Subsidiary who are employed by the Surviving Corporation or its Subsidiary ("Company Employees") shall become eligible to participate in the employee benefit plans and arrangements maintained by Parent or its Subsidiary ("Parent Benefit Plans") in the same manner as similarly situated employees of Parent. Parent or its Subsidiary shall grant the Company Employees credit for all service credited by the Company for purposes of eligibility, vesting and the determination of benefits under vacation and pension plans. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit obligations to current employees under the Compensation and Benefit Plans in existence on the date hereof (including, without limitation, the plans and agreements listed on the Disclosure Memorandum and all employment or severance agreements entered into by the Company or adopted by the Company's Board prior to the Effective Date (collectively, the "Employment and Severance Agreements"); it being understood that nothing contained herein shall limit or restrict the ability of Parent to modify or terminate any Compensation and Benefit Plan, or to merge any Compensation and Benefit Plan with any other plan, other than the Employment and Severance Agreements, following the Effective Time.

                  (b) From and after the date hereof, the Company agrees that it will not grant additional stock options under the Stock Option Plans.

                  (c) Any pre-existing condition exclusion under any Parent Benefit Plan providing medical or dental benefits shall be waived for any Company Employee who, immediately prior to commencing participation in such Parent Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Parent Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Parent Benefit Plan, in accordance with the terms of such Parent Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

         5.9 Expenses.

                  (a) Upon consummation of the Merger, (i) Parent shall pay $370,000 of the Company Transaction Costs (as herein defined) incurred by the Company in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, all costs and expenses of the Exchange Agent and one-half of the expenses for the printing and mailing of the Proxy Statement; and (ii) the Surviving Corporation shall pay all Company Transaction Costs in excess of the $370,000 of Company Transaction Costs payable by Parent pursuant to subclause (i). "Company Transaction Costs" shall mean (i) fees and expenses paid by the Company to the Financial Advisor and legal counsel, (ii) costs incurred in connection with actions of the Company pursuant to Sections 1.4 and 1.5 of this Agreement, and (iii) insurance premiums incurred by the Company in connection with the requirements of Section 5.10(b) of this Agreement.

                  (b) Except as otherwise provided in Section 7.5, if the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

         5.10 Indemnification.

                  (a) From and after the Effective Time, the Surviving Corporation shall fulfill, assume and honor in all respects the obligations of the Company or its Subsidiary pursuant to the Company's or its Subsidiary's certificate of incorporation and bylaws and any indemnification agreement which is set forth on the Disclosure Memorandum between the Company or its Subsidiary and any of their respective directors and officers (collectively, the "Indemnified Parties") existing and in force immediately before the Effective Time. The Surviving Corporation and Parent agree that the indemnification obligations set forth in the Company's certificate of incorporation and bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, as of or prior to the Effective Time, Parent shall cause the bylaws of Merger Sub to reflect such provisions). No subsequent amendment of the provisions of the bylaws of the Surviving Corporation shall affect the indemnification obligations of the Surviving Corporation and Parent in any manner that would adversely affect the rights of the Indemnified Parties under this Section 5.10.

                  (b) For a period of six (6) years commencing on the Closing Date, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiary with respect to matters arising on or before the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, so long as such substitution does not result in lapses of coverage).

                  (c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

         5.11 Other Actions by the Company and Parent. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions. Company shall cause the conditions set forth in Sections 6.1 and 6.2 which are within its control to be satisfied and shall use commercially reasonable efforts to cause the conditions set forth in Sections 6.1 and 6.2 which are not within its control to be satisfied.

         5.12 Key Man Insurance. The Company shall use commercially reasonable efforts to have issued, at Merger Sub's expense, policies, effective as of the Closing, of "key man" insurance on those Persons and with the policy limits listed on Schedule 5.12 to this Agreement.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been duly approved by holders of the number of Shares constituting at least the Company Requisite Vote.

                  (b) Regulatory Consents. Other than filing the Delaware Certificate of Merger, all filings with any Governmental Entity required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries, with, and all Government Consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

                  (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding seeking any such Order and such proceeding remains unresolved.

         6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) CEO and CFO Certifications; Secretary's Certificate. Parent and Merger Sub shall have received one or more certificates executed by the chief executive officer and chief financial officer of Company, attesting to the matters referenced in Sections 6.2(a) and (b), and a certificate of the Company's secretary with respect to such documents, instruments and matters, as Parent shall reasonably request.

                  (d) Opinion of Counsel. Parent and Merger Sub shall have received an opinion of counsel to the Company, dated as of the Effective Time, in form and substance reasonably satisfactory to Parent, that the termination of the Company Options and the Company's Executive Severance Pay Plan (but not with respect to the Company's Chief Financial Officer) all have been properly terminated, the matters referenced in Section 4.1(j) of this Agreement with regard to the DGCL and New Jersey law, and such other matters as Parent shall reasonably request.

                  (e) Termination of USF-JV. On or before January 30, 2003, the Company shall have executed and delivered to Envirex Inc. d/b/a U.S. Filter/Envirex ("USF"), in the form previously reviewed and approved by Parent, a written notice of termination under and as referenced in Section 5 of the Agreement dated September 2, 1998 by and between USF and the Company (the "USF-JMA").

                  (f) Disposal of Hazardous Materials. Except as set forth in the Disclosure Memorandum, the Company shall have removed from the Company's leased premises at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648 (the "Company's Headquarters") and disposed of in accordance with Environmental Laws, all spent or unusable reagents, catalysts and chemicals; containerized Hazardous Materials currently designated as waste or otherwise scheduled for disposal; used protective clothing contaminated with Hazardous Materials; labware that cannot be re-used, or is so contaminated with Hazardous Materials that it cannot be re-used; medical wastes; spent filter media; and shall return to Company's customers all samples upon which analyses have been performed and all materials required to be removed pursuant to Section 6 of the Laboratory Facility Access and Support Services Agreement dated October 18 and October 30, 2002 by and between the Company and Environmental Resources Management, Inc. (the "ERM Sublease").

                  (g) Retention Agreements. The Company and certain of the Company employees listed on Schedule 6.2(g) annexed hereto shall have executed and delivered an employment agreement, in the forms attached hereto as Exhibit 6.2(g) and with such changes thereto as may be mutually approved by Parent and Company.

                  (h) Retention of Employees. As of the Closing, at least 16 of the Company employees listed on Schedule 6.2(h) shall remain employees of the Company, and shall not have given notice of resignation, or otherwise expressed any intent to resign or otherwise terminate their employment with the Company, and the Company shall employ as of the Closing at least eighty percent (80%) of its full time employees who, as of the date hereof, are classified as "exempt" for purposes of the Fair Labor Standards Act (other than those who retired or were involuntarily terminated).

                  (i) Notice to Banks. The Company shall have delivered to each of US Bank and State Bank of Chilton, written notice, in form and substance satisfactory to Parent, that Company will not guarantee to, or reimburse, either of such banks for any cost deemed ineligible, or otherwise unreimbursed, under PECFA, with respect to contracts entered into after such notice, in each case disclaiming any such obligations.

                  (j) Positive Cash Balance. As of the Closing, the Company shall have in its possession cash and cash equivalents of at least One U.S. Dollar ($1.00) after payment (which payment shall be made on or before the Closing) of all Company Transaction Costs (other than those payable by Parent pursuant to Section 5.9 of this Agreement).

                  (k) No PECFA Judgments. The Company shall not, after the date of this Agreement, have received or been subject to any verdict, judgment, decision or binding arbitral award determining that the Company is liable for more than $100,000 with respect to PECFA work.

                  (l) Audited Financial Statements. The Company shall have delivered to Parent the Company's consolidated financial statements at and for the year ended December 31, 2002 (the "2002 Financial Statements"), together with the report of the Company's independent public accountants thereon which report shall be unqualified except for any required "going concern" qualification.

         6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

                  (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) CEO and CFO Certifications; Secretary's Certificate. Company shall have received one or more certifications executed by the chief executive officer and chief financial officer of Parent and Merger Sub, respectively, attesting to the matters referred in Sections 6.3(a) and (b) and certificates of the secretaries of Parent and Merger Sub with respect to such documents, instruments and other matters as Company shall reasonably request.

                  (d) Opinion of Counsel. The Company shall have received an opinion of counsel to Parent and Merger Sub, dated as of the Effective Time, in form reasonably satisfactory to the Company as such matters set as Company shall reasonably request.

                                   ARTICLE VII
                                   TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Shareholders of the Company, by mutual written consent of the Company, Parent and Merger Sub, by action of their respective Boards of Directors.

         7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company, by action of their respective Boards of Directors, if (a) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall be entered (whether before or after the approval by the Shareholders of the Company) and such Order is or shall have become nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such Order, or (b) the Merger is not completed by April 15, 2003 (the "Termination Date").

         7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Shareholders of the Company, by the Company if:

                  (a) the Company enters into a binding written agreement with respect to a Superior Proposal after fully complying with the procedures set forth in Section 5.2 (and the termination of this Agreement by the Company pursuant to this subsection (a) shall not be deemed a breach of any obligations of the Company under this Agreement);

                  (b) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice of such breach (specifying such breach in reasonable detail) is given by the Company to Parent and (ii) two (2) Business Days before the Termination Date; or

                  (c) the Shareholders of the Company do not approve the Merger by the Company Requisite Vote.

         7.4 Termination by Parent and Merger Sub. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Shareholders of the Company, by Parent and Merger Sub if:

                  (a) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement in a manner materially adverse to Parent;

                  (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) twenty
(20) days after written notice of such breach (specifying such breach in reasonable detail) is given by Parent to the Company and (ii) two (2) Business Days before the Termination Date; or

                  (c) the Shareholders of the Company do not approve the Merger by the Company Requisite Vote.

         7.5 Effect of Termination and Abandonment.

                  (a) If this Agreement is terminated and the Merger abandoned pursuant to this Article VII, this Agreement (other than as set forth in Section 8.1) shall become void and of no further effect with no liability of any party hereto (or any of its directors, officers, employees, agents, shareholders, legal, accounting and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

                  (b) In the event that the Company terminates this Agreement pursuant to Section 7.3(a) or Parent or Merger Sub terminates this Agreement pursuant to Sections 7.4(a) or 7.4(b) on account of any material breach by Company of Section 5.2 of this Agreement (the date of termination in each of the foregoing events shall be referred to in this Section 7.5 as the "Option Trigger Date"), Parent shall have an irrevocable option (the "Option") (which Option must be exercised within fifteen months (the "Option Period") after the Option Trigger Date) to:

                           (i) acquire all of the Company's right, title, and
interest in and to MTBE Technology (as defined below) for a purchase price (payable in cash upon exercise of such Option) equal to the current fair market value of the MTBE Technology (which the Company and Parent agree is $1,500,000), provided that such purchase price shall be reduced by $300,000 if the Option is exercised within six months of the Option Trigger Date; and

                           (ii) enter into a supply and services agreement with
Company on Company's standard terms which provides that Parent shall have the right to purchase reactors from the Company at a purchase price such that the Company attains a 15% gross margin on the sale of such reactors, and that employees of the Company will assist Parent in marketing and developing applications of the MTBE Technology at the Company's standard fees. "Gross margin" purposes of this subsection is applied to and calculated based on the sum of direct labor, fringe, and direct costs only. Parent shall have the right to audit such charges within one year after completion of the project involved. Any over- or under-billing shall be paid to the party entitled thereto promptly after completion of the audit with interest at Citibank, N.A.'s prime rate of interest.

The Option and the Company's obligations in connection therewith shall be collectively referred to as the "Break-up Arrangements".

                  (c) In the event that, upon expiration of the foregoing Option or if at anytime during the Option Period, Parent elects to forfeit its rights under the Option, the Company shall pay Parent $300,000 in cash in lieu of the Option as a break-up fee.

                  (d) "MTBE Technology" means U.S. Patent Nos. 6,303,366 and 5,814,514, Canadian Application No. 2,262,770, European Application No. 97 933 446.3-2104, U.S. Application No. 09/608,368, and PCT Application No. PCT/US01/41197, and all trade secrets and know how of the Company as of the date of exercise of the Option necessary to practice the inventions claimed in the foregoing patents and disclosed in the foregoing applications. Upon the exercise by Parent of the Option and the assignment of the MTBE Technology to Parent, the Company shall have a royalty free, paid up, license from Parent to use the MTBE Technology to the extent necessary to practice the MTBE Technology other than in the MTBE Remediation Field (as defined below).

                  (e) Upon the exercise by Parent of the Option, and along with the assignment of the MTBE Technology to Parent, the Company shall also grant Parent a royalty free, paid up, license (the "License") to use Company's fluidized bed reactor designs (the "Licensed Designs") to the extent necessary to practice the MTBE Technology in the MTBE Remediation Field. The grant of such License shall be conditioned upon Parent entering into a confidentiality and non-disclosure agreement with Company on customary terms and conditions necessary to protect Company's trade secrets, know-how, confidential information and other Intellectual Property rights related to the Licensed Designs. After Parent's exercise of the Option and payment of the purchase price therefor, Company shall be prohibited from using the Licensed Designs in the MTBE Remediation Field other than in connection with agreements in effect as of such date and written proposals made on or before such date. "MTBE Remediation Field" means the remediation of MTBE in applications where MTBE and/or its persistent transformation products such as TBA are co-contaminants and are the Primary Targeted Contaminant(s) (as defined below), but ammonium perchlorate is not a primary targeted contaminant. MTBE shall be considered the "Primary Targeted Contaminant" if (i) MTBE is a significant contaminant of concern; (ii) MTBE comprises more than 10% of the total mass of regulated contaminants of concern; or (iii) MTBE is a significant contaminant of concern that is above State or Federal regulatory approved levels in a contaminant plume.

                  (f) The obligations of the Company under the Option and, after the exercise of the Option, the License itself shall extend to the assigns and successors in interest of the Company or the Licensed Designs, and any such assignees or successors shall take such interests subject to the License. Additionally, Company agrees that in the event of the bankruptcy of Company, the Option and, after the exercise of the Option, the License shall continue in force as being granted to Parent for sufficient consideration.

                  (g) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if, in order to obtain the benefits of the Break-up Arrangements, Parent or Merger Sub commences a suit which results in a final nonappealable judgment against the Company for specific performance of such Break-up Arrangements, the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit; provided, that if such suit results in a final nonappealable judgment in favor of the Company, Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit.

         7.6 Procedure for Termination. A termination of this Agreement pursuant to this Article VII shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 3.2 (Exchange, etc.), 3.3 (Dissenters' Shares), 5.8 (Benefits), 5.9(a) (Expenses) and 5.10 (Indemnification) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in
Section 5.9(b) (Expenses), Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement and in any certificate or schedule delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement.

         8.2 Certain Definitions. For the purposes of this Agreement each of the following terms shall have the meanings set forth below:

                  (a) "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

                  (b) "Business Day" means any day other than a day on which banks in the State of New York are authorized to close or the New York Stock Exchange is closed.

                  (c) "Capital Stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

                  (d) "Company" and "Subsidiary" shall each mean, when used in
Article IV of this Agreement, each such Person's predecessors, whether by merger or otherwise by operation of Law, or by assumption of another Person's obligations by agreement, arrangement or otherwise.

                  (e) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its Subsidiary, taken as a whole (it being understood that (i) any adverse effect that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Company Material Adverse Effect and (ii) any adverse effect that is caused by conditions affecting the primary industry in which the Company currently competes shall not be taken into account in determining whether there has been a Company Material Adverse Effect).

                  (f) "Disclosure Memorandum" means the Company's memorandum dated the date hereof, disclosing certain matters referred to in Article IV of, and elsewhere in, this Agreement.

                  (g) "knowledge" as used with respect to a Person shall mean the actual knowledge, after diligent inquiry, of the chairman, president, chief financial officer, chief accounting officer, or any vice president or more senior officer of such Person.

                  (h) "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of; on, or with respect to any property or property interest, other than (i) Liens for current property or other Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such Party's Assets, and (iii) Liens that arise by operation of Law with respect to liabilities that are not delinquent or are being contested in good faith.

                  (i) "Parent Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                  (j) "PECFA" means the Petroleum Environmental Cleanup Fund Act, administered by the State of Wisconsin, as the same may be or has been in effect at any time.

                  (k) "Permitted Liens" means (i) Liens for Taxes or other governmental assessments, charges or claims the payment of which is not yet due;
(ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount and being contested in good faith; (iii) Liens specifically identified as such in the Balance Sheet or the notes thereto; and (iv) Liens constituting or securing executory obligations under any lease that constitutes an "operating lease" under GAAP; provided, however, that, with respect to each of the foregoing clauses (i) through (iv), to the extent that any such lien relates to, or secures the payment of, a liability that is required to be accrued under GAAP, such lien shall not be a Permitted Lien unless accruals for such liability have been established therefor on the Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Compensation and Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Compensation and Benefit Plan shall be a Permitted Lien.

                  (l) "Person" means an individual, corporation (including not-for-profit), partnership, limited liability company, association, trust, unincorporated organization, joint venture, estate, Governmental Entity or other legal entity.

                  (m) "Subsidiary" or "Subsidiaries" of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the Capital Stock, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         8.3 No Personal Liability. This Agreement shall not create or be deemed to create any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Merger Sub or Parent, or any of their respective officers, directors, employees, agents or representatives.

         8.4 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         8.5 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         8.7 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

                  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of Louisiana solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Louisiana Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

                  (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Louisiana, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE INITIAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

         8.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by registered or certified mail (return receipt requested) or overnight courier (providing proof of delivery), postage prepaid, or by facsimile (which is confirmed):

                  If to Parent or Merger Sub:

                           Shaw Environmental & Infrastructure, Inc.
                           4171 Essen Lane
                           Baton Rouge, Louisiana 70809
                           Attention:  President
                           Fax:  (225) 987-7248

                  with a copy to:

                           Teanna W. Neskora, Esq.
                           Gordon, Arata, McCollam, Duplantis & Eagan, LLP 1400 One American Place
                           Baton Rouge, Louisiana 70825
                           Fax:  (225) 336-9763

                           and

                           James M. Redwine, Esq.
                           Shaw Environmental & Infrastructure, Inc.
                           2790 Mosside Blvd.
                           Monroeville, PA 15146
                           Fax:  (412) 858-3997

                  If to the Company:

                           Envirogen, Inc.
                           4100 Quakerbridge Rd.
                           Lawrenceville, NJ 08648
                           Attention: Robert S. Hillas, President
                           Fax:  (609) 275-9208

                  with a copy to:

                           Morgan R. Jones, Esq.
                           Drinker Biddle & Reath LLP
                           One Logan Square
                           18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                           Fax: (215) 569-1867

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         8.9 Entire Agreement. This Agreement (including any schedules, exhibits or annexes hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

         8.10 No Third Party Beneficiaries. Except as provided in Section 5.8 (Status of Company Employees; Company Stock Options; Employee Benefits) and
Section 5.10 (Indemnification), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         8.11 Obligations of the Company and Surviving Corporation. Whenever this Agreement requires a Subsidiary of the Company or Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or the Parent, as the case may be, to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         8.13 Interpretation. The table of contents and Article, Section and subsection headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, or Schedule or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

         8.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this sentence shall be void; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned, direct subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                               ENVIROGEN, INC.


                               /s/ Robert S. Hillas
                               ----------------------------------------
                               By:  Robert S. Hillas
                               Title: Chairman, President and CEO


                               SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC.


                               /s/ Daniel J. Shapiro
                               ----------------------------------------
                               By:  Daniel J. Shapiro
                               Title: Executive Vice President


                               TONIC ACQUISITION CORPORATION


                               /s/ Daniel J. Shapiro
                               ----------------------------------------
                               By:  Daniel J. Shapiro
                               Title: Executive Vice President

                                                                         ANNEX B

                                VOTING AGREEMENT

         VOTING AGREEMENT (this "Agreement"), dated as of January 30, 2003, among Shaw Environmental & Infrastructure, Inc., a Louisiana corporation ("Parent"), Envirogen, Inc., a Delaware corporation (the "Company"), and the undersigned shareholders of the Company (the "Shareholders").

         WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Tonic Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger (as it may be hereafter amended from time to time, the "Merger Agreement"), which provides that Merger Sub shall merge (the "Merger") with and into the Company pursuant to the terms and conditions of the Merger Agreement and sets forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger and the other transactions contemplated therein (the "Merger Transactions"); and

         WHEREAS, the Shareholders are the record holders of shares of Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company; and

         WHEREAS, in order to induce the Company, Parent and Merger Sub to enter into the Merger Agreement, the Shareholders wish to agree (i) to vote the shares of Company Common Stock and any other shares of capital stock of the Company held by them so as to facilitate the consummation of the Merger Transactions,
(ii) except as provided in this Agreement, not to transfer or otherwise dispose of any of the shares of Company Common Stock or any other shares of capital stock held by them, or any other shares of capital stock of the Company acquired by them hereafter and prior to the Effective Time (as defined in the Merger Agreement), and (iii) to deliver to Parent a proxy (which shall be irrevocable during the term of this Agreement to the fullest extent permissible under Delaware law) to vote the shares of Company Common Stock and any other shares of capital stock held by them, and any other shares of capital stock of the Company acquired by them hereafter and prior to the Effective Time.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Representations of Shareholders. Each of the Shareholders represents and warrants to the Company, Parent and Merger Sub that (a) such Shareholder lawfully owns beneficially (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) and of record the number of outstanding shares of Company Common Stock set forth opposite such Shareholder's name on Exhibit A (such Shareholder's "Shares") free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement and the Merger Agreement, there are no options (other than options described in the Disclosure Memorandum (as defined in the Merger Agreement) or annexes thereto), warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any shares of capital stock of the Company and there are no voting trusts or voting agreements with respect to such Shares,
(b) such Shareholder does not beneficially own any shares of Company Common Stock or any other shares of capital stock of the Company other than such Shares and, except for such Shares or as described in the Disclosure Memorandum, does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, (c) such Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder, and (d) this Agreement has been duly executed and delivered by such Shareholder, constitutes the legal, valid and binding obligation of such Shareholder, and is enforceable against such Shareholder in accordance with its terms.

         2. Agreement to Vote Shares. Each of the Shareholders agrees that during the term of this Agreement it will vote such Shareholder's Shares and any New Shares (as defined in Section 6 hereof), and will cause any holder of record of such Shares or New Shares to vote such Shareholder's Shares and New Shares:
(a) in favor of adoption of the Merger Agreement and in favor of consummation of the Merger Transactions at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with any written consent of the shareholders of the Company, (b) against any action or agreement that would compete with, impede, interfere with or attempt to discourage the Merger Transactions, or inhibit the timely consummation of the Merger Transactions, (c) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (d) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries that could compete with, impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions. Each Shareholder agrees to deliver to Parent upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable during the term of this Agreement to the fullest extent permitted under Delaware law.

         3. No Voting Trusts. Each of the Shareholders agrees that they will not, nor will they permit any entity under their control to, deposit any of their Shares or any New Shares held by them in a voting trust or subject any of their Shares or any New Shares held by them to any arrangement with respect to the voting of such Shares or New Shares that could result in a shareholder's vote or action by consent of the shareholders of the Company in opposition to or in competition with the consummation of the Merger Transactions.

         4. No Proxy Solicitations. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger Transactions or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions, (b) directly or indirectly encourage, initiate or cooperate in a shareholders' vote or action by consent of Parent's shareholders in opposition to or in competition with the consummation of the Merger Transactions, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934
Act) with respect to any voting securities of Parent for the purpose of opposing or competing with the consummation of the Merger Transactions.

         5. Transfer and Encumbrance. On or after the date hereof and during the term of this Agreement, each of the Shareholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Shareholder's Shares or New Shares, except for a sale thereof to Parent or Merger Sub or tenders of such Shares into a tender offer by Parent or Merger Sub for Company Common Stock, unless the transferee agrees in written form satisfactory to Parent to be bound by the terms of this Agreement.

         6. Additional Purchases. Each of the Shareholders agrees that such Shareholder will not purchase or otherwise acquire beneficial ownership of any shares of Company Common Stock or any other capital stock of the Company after the execution of this Agreement ("New Shares"), nor will any Shareholder voluntarily acquire the right to vote or share in the voting of any shares of Company Common Stock or any other capital stock of the Company other than the Shares, unless such Shareholder agrees to deliver to Parent immediately after such purchase or acquisition an irrevocable proxy in the form attached hereto as Exhibit B with respect to such shares. Each of the Shareholders also severally agrees that any New Shares acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

         7. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

         8. Entire Agreement. This Agreement-supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         9. Notice. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by registered or certified mail (return receipt requested) or overnight courier (providing proof of delivery), postage prepaid, or by facsimile (which is confirmed):

                  If to Parent or Merger Sub:

                           Shaw Environmental & Infrastructure, Inc.
                           4171 Essen Lane
                           Baton Rouge, Louisiana 70809
                           Attention:  President
                           Fax:  (225) 987-7248

                  with a copy to:

                           Teanna W. Neskora, Esq.
                           Gordon, Arata, McCollam, Duplantis & Eagan, LLP 1400 One American Place
                           Baton Rouge, Louisiana 70825
                           Fax:  (225) 336-9763

                           and

                           James M. Redwine, Esq.
                           Shaw Environmental & Infrastructure, Inc.
                           2790 Mosside Blvd.
                           Monroeville, PA  15146
                           Fax:  (412) 858-3997

                  If to the Company:

                           Envirogen, Inc.
                           4100 Quakerbridge Rd.
                           Lawrenceville, NJ 08648
                           Attention:  Robert S. Hillas, President
                           Fax:  (609) 275-9208

                  with a copy to:

                           Morgan R. Jones, Esq.
                           Drinker Biddle & Reath LLP
                           One Logan Square
                           18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                           Fax: (215) 988-2757

                  If to the Shareholders:

         At their respective addresses set forth on Exhibit A hereto or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         10. Miscellaneous.

                  (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware applicable to agreements executed in and solely to be performed within such state.

                  (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                  (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (d) This Agreement shall terminate automatically upon the termination of the Merger Agreement or upon the Effective Time of the Merger. This Agreement shall not otherwise be terminable.

                  (e) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

                  (f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                  (g) The obligations of the Shareholders set forth in this Agreement shall not be effective or binding upon any Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                     ENVIROGEN, INC.


                                     By: /s/ Robert S. Hillas
                                         ---------------------
                                         Robert S. Hillas
                                         President and CEO


                                     WARBURG, PINCUS VENTURES, L.P.
                                     (Shareholder)

                                     By: /s/ Timothy J. Curt
                                         ------------------------------
                                     Name: Partner, Warburg Pincus & Co.
                                     Title: General Partner



                                     INDIVIDUAL SHAREHOLDERS:

                                     Signature:  /s/ Richard S. Schowenderdt
                                                 -----------------------------
                                     Print Name: Richard S. Schowengerdt

                                     Signature:  /s/ Robert S. Hillas
                                                 -----------------------------
                                     Print Name: Robert S. Hillas

                                     Signature:  /s/ Robert F. Johnston
                                                 -----------------------------
                                     Print Name: Robert F. Johnston

                                     Signature:  /s/ William R. Cook
                                                 -----------------------------
                                     Print Name: William R. Cook

                                     Signature:  /s/ Robert W. Dunlap
                                                 -----------------------------
                                     Print Name: Robert W. Dunlap

                                     Signature:  /s/ David N. Enegess
                                                 -----------------------------
                                     Print Name: David N. Enegess

                                     Signature:  /s/ Peter J. Neff
                                                 -----------------------------
                                     Print Name: Peter J. Neff

                                     SHAW ENVIRONMENTAL &
                                     INFRASTRUCTURE, INC.

                                     By: /s/ Daniel J. Shapiro
                                         -----------------------------
                                     Name: Daniel J. Shapiro
                                     Title: Executive Vice President

                                    EXHIBIT A

Name and Address
of Shareholder                                       Number of Shares
--------------                                       ----------------

Warburg, Pincus Ventures, L.P.                            1,015,873
466 Lexington Avenue
New York, NY  10017-3147

Richard W. Schowengerdt                                     174,604
2794 Hwy #93 South
Salmon, ID  83467

Robert S. Hillas                                            134,122
148 Lambert Drive
Princeton, NJ  08540

Robert F. Johnston                                           61,708
48 Elm Ridge Road
Pennington, NJ  08534

William R. Cook                                              10,000
5859 Hickory Hollow Lane
Lahaska, PA  18931

Robert W. Dunlap                                              9,800
94 Crest Road
Wellesley, MA  02482

David N. Enegess                                              2,817
41 Bryan Drive
Richboro, PA  18954

Peter J. Neff                                                   584
47 Dogwood Lane
Skillman, NJ  08558

                                    EXHIBIT B

                                  FORM OF PROXY



         The undersigned, for consideration received, hereby appoints Timothy A. Barfield, Jr. and Daniel J. Shapiro and each of them my proxies, with power of substitution and resubstitution, to vote all shares of Common Stock, par value $0.01 per share, of Envirogen, Inc., a Delaware corporation (the "Company"), owned by the undersigned at the Special Meeting of Shareholders of the Company to be held on March 19, 2003 commencing at 10:00 a.m. at the Company's offices located at 4100 Quakerbridge Road, Lawrenceville, NJ 08648 and at any adjournment thereof IN FAVOR OF adoption of the Agreement and Plan of Merger, dated as of January 30, 2003 (the "Merger Agreement"), among the Company, Shaw Environmental & Infrastructure, Inc. ("Parent") and Tonic Acquisition Corporation, IN FAVOR OF consummation of the Merger Transactions, and AGAINST any action or agreement that would compete with, impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions or any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiary. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of January 30, 2003 among certain shareholders of the Company, including the undersigned, Parent, and the Company, terminates in accordance with its terms.

         Dated as of:  January 30, 2003


                                        ---------------------------------------
                                        (Shareholder)

                                                                         ANNEX C


                             FAIRNESS OPINION LETTER

                   OPINION OF RAYMOND JAMES & ASSOCIATES, INC.
                                January 30, 2003



THE BOARD OF DIRECTORS
ENVIROGEN, INC.
4100 QUAKERBRIDGE RD.
LAWRENCEVILLE, NJ  08648

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $.01 (the "Common Shares"), of Envirogen, Inc. (the "Company") of the consideration to be received by such holders in connection with the proposed merger ("the Merger") of the Company with Tonic Acquisition Corporation (the "Subsidiary"), a wholly-owned subsidiary of Shaw Environmental & Infrastructure, Inc. ("Shaw"), pursuant to an Agreement and Plan of Merger among the Company, Shaw and Subsidiary (the "Agreement"). The consideration to be paid by Shaw in exchange for each of the outstanding Common Shares of the Company will be $0.90 per share.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

     1.  reviewed the financial terms and conditions as stated in the Agreement;

     2. reviewed the audited consolidated financial statements of the Company as of and for the years ended December 31, 2000 and 2001, and the unaudited consolidated financial statements of the Company as of and for the year ended December 31, 2002;

     3. reviewed the Company's Annual Report filed on Form 10-K for the year ended December 31, 2001, and the Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     4. reviewed other Company financial and operating information provided by the Company, including the Company's projections for calendar years 2003 through 2006;

     5.  reviewed certain other publicly available information on the Company;

     6. discussed with members of the senior management of the Company certain information relating to the aforementioned items, including certain performance assumptions for the calendar years 2003 through 2006, and various other matters which we deemed relevant to our opinion;

     7. reviewed certain publicly available information regarding companies deemed comparable to the Company and regarding actual and proposed business combinations involving companies deemed comparable to the Company and the prospects, including valuations, for such companies; and

THE BOARD OF DIRECTORS
ENVIROGEN, INC.
January 30, 2003
Page 2

     8. reviewed certain other information deemed by Raymond James to be relevant for purposes of our opinion.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party and have not attempted to verify independently any of such information. We have not made or relied upon any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company in preparing and delivering our opinion. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 30, 2003, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. Although we assisted in the negotiating process, we did not structure the Merger or negotiate the final terms of the Agreement. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the Merger by the holders of the Common Shares. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. We are not expressing any opinion as to the consideration to be received by any shareholder other than holders of the Common Shares, and we are not making any recommendation as to how any shareholder should vote at any meeting of shareholders of the Company held to consider the Agreement and the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Shares of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Board in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James also will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

THE BOARD OF DIRECTORS
ENVIROGEN, INC.
January 30, 2003
Page 3

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger. It does not constitute a recommendation to any shareholder of the Company regarding how a shareholder should vote on the Agreement or the Merger, nor is this letter intended for the benefit of, or to confer rights or remedies upon, the Subsidiary or Shaw or the shareholders of the Company, the Subsidiary or Shaw. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any party.

The Company may include the full text of this opinion in any proxy/registration statement and/or Form 8-K filed by the Company with the Securities and Exchange Commission in connection with the Merger and may also include in any of these filings a description of the opinion, which description shall be reasonably acceptable to Raymond James. Otherwise, this opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of January 30, 2003, the consideration to be received by the shareholders of the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Shares.

Very truly yours,

/s/ Raymond James & Associates, Inc.
-----------------------------------------
RAYMOND JAMES & ASSOCIATES, INC.

                                                                         ANNEX D

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                PRELIMINARY COPY

                                   PROXY CARD

                                 ENVIROGEN, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               OF ENVIROGEN, INC.
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 19, 2003

         The undersigned hereby appoints Robert S. Hillas and Mark J. Maten and each of them, as proxies, with full power of substitution, and hereby authorizes them, and each of them, to vote and act with respect to all shares of common stock of ENVIROGEN, INC. which the undersigned is entitled to vote at the Special Meeting of Stockholders, or any adjournment thereof, to be held on March 19, 2003 at the offices of Envirogen, Inc., 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE.

     SEE                                                                                                                    SEE
   REVERSE                                                                                                                REVERSE
    SIDE                                                                                                                    SIDE


                              FOLD AND DETACH HERE






Please mark your votes as indicated in this example. |X|

The Board of Directors recommends a vote FOR the following proposal:

                                              FOR       AGAINST        ABSTAIN
PROPOSAL: TO ADOPT AND APPROVE THE            |_|         |_|            |_|       In their discretion, the proxies are
AGREEMENT AND PLAN OF MERGER, DATED AS OF                                          authorized to vote upon such other
JANUARY 30, 2003, AMONG                                                            business incident to the conduct of the
SHAW ENVIRONMENTAL & INFRASTRUCTURE,                                               special meeting.
INC., TONIC ACQUISITION CORPORATION                                                THE PROXIES SHALL VOTE SUCH SHARES AS
AND ENVIROGEN, INC.  AND THE TRANSACTIONS                                          SPECIFIED IN THIS PROXY CARD.  IF A CHOICE IS
CONTEMPLATED THEREBY.                                                              NOT SPECIFIED, BUT THE PROXY CARD IS PROPERLY
                                                                                   DATED AND SIGNED, THE PROXIES SHALL VOTE SUCH
                                                                                   SHARES FOR APPROVAL AND ADOPTION OF THE
                                                                                   MERGER AGREEMENT.
                                                                                   YOUR VOTE IS IMPORTANT.  PROMPT RETURN OF
                                                                                   THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF
                                                                                   ADDITIONAL SOLICITATION EFFORTS.


Signature:_________________________________ Signature if held jointly:________________________________ Dated: _________ __,2003


Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, and associations and give his or her title.

                              FOLD AND DETACH HERE